                               PURCHASE AGREEMENT

                                     between

                             BASF AKTIENGESELLSCHAFT
                               67056 LUDWIGSHAFEN
                                   ("Seller")

                                 on the one hand

                                       and

                               ABBOTT LABORATORIES
                                  ("Purchaser")

                                on the other hand



                                   DEFINITIONS

"ACCRUED TAXES" shall mean currently payable Tax liabilities and provisions for deferred Tax liabilities;

"ACTIVE INGREDIENTS" shall mean active chemical substances intended for use in Pharmaceutical Products and any intermediates of such active chemical substances;

"ACTUAL KNOWLEDGE OF SELLER" shall have the meaning described in Section 14.3;

"AFFILIATES" shall mean any company or other entity which is an affiliated company within the meaning of Sections 15 ET SEQ. Aktiengesetz (German Stock Corporation Act);

"AGGREGATE PURCHASE PRICE" shall have the meaning as described in Section 8.1;

"ASSIGNMENTS" shall have the meaning as described in Section 12.1;

"BASF PHARMACEUTICAL BUSINESS" shall mean the business activities conducted by Seller and its Affiliates within the BASF Pharmaceutical Field;

"BASF PHARMACEUTICAL FIELD" shall mean the research, development, importation, use, registration, manufacture, distribution or sale of (a) BASF Pharmaceutical Products and (b) Exclusive Active Ingredients and Mutual Active Ingredients but excluding the BASF Pharmachemical Field;

"BASF PHARMACEUTICAL PRODUCTS" shall mean Pharmaceutical Products being researched, developed, imported, used, registered, manufactured, distributed or sold by Seller or any of its Affiliates, including the Companies, as of the date of this Agreement or the Closing, including without limitation (a) the products listed in Exhibit 13.27(a) and clinical compounds listed in Exhibit 13.27(b) and
(b) all line extensions and generic versions of the foregoing provided, however, that BASF Pharmaceutical Products shall not include the finished pharmaceutical products that are manufactured as of the date hereof at Knoll AG's production facility in Uetersen, Germany;

"BASF PHARMACHEMICAL BUSINESS" shall mean the business activities conducted by Seller and its Affiliates within the BASF Pharmachemical Field;

"BASF PHARMACHEMICAL FIELD" shall mean the Pharmachemical Field but excluding any Exclusive Active Ingredients;

"BEST KNOWLEDGE OF SELLER" shall have the meaning as described in Section 14.3;

"BPC" shall have the meaning as described in Section 1.1;

"BPC SUBSIDIARIES" shall have the meaning as described in Section 1.2;

"CASH" shall mean liquid funds and non-trade receivables from Affiliates;

"CLOSING CONDITIONS" shall have the meaning as described in Section 11.1.1;

"CLOSING NET ASSET VALUE" shall have the meaning as described in Section 9.1(b);

"CLOSING NET ASSET VALUE STATEMENT" shall have the meaning as described in
Section 10.1;

"COMPANIES" shall have the meaning as described in Section 13.1;

"CONVERSION EXCHANGE RATES" shall mean the local currency exchange rates in effect on the second day prior to Closing, as reported on the Reuters screen at approximately 9:00AM CST.;

"D2E7" shall mean the compound known as D2E7, and any Pharmaceutical Product that includes D2E7 as an Active Ingredient;

"DAMAGES" shall have the meaning given to it in Sections 249 et seq. of the German Civil Code;

"DISCONTINUED/EXCLUDED BUSINESSES" shall mean any or all of the businesses, operations, personnel and assets of the Seller or any Affiliate of Seller, including Knoll AG and the Companies (or any predecessor thereof), that prior to the Closing Date were or are in the process of being (i) closed, wound-up or otherwise terminated, (ii) ceased to be used in connection with such business or operations, or (iii) sold or otherwise disposed of to any third person or entity. Such Discontinued/Excluded Businesses shall include, without limitation,
(a) the Uetersen Business as well as any other businesses of Knoll AG other than the Knoll Business, (b) the site, operations and businesses conducted at the site in Nottingham, U.K., (c) the Generics Business as described in Exhibit A hereto and (d) BASF Pharmachemikalien GmbH & Co. KG.

"DISCONTINUED/EXCLUDED BUSINESSES LIABILITIES" means, except as otherwise expressly provided for in this Agreement, any and all obligations, liabilities and expenses arising out of or associated with, or alleged to arise out of or be associated with, the Discontinued/Excluded Businesses, including, without limitation, any of the foregoing arising under any applicable environmental laws, with respect to the employment or termination of employment of any individual, or under or with respect to any employee benefit plan or program, including pension, disability, post-retirement medical or severance or income continuation plan;

"DISPUTED ITEM" shall have the meaning as described in Section 10.4;

"EMPLOYEES" shall mean all individuals who are employed by the Companies on the Closing Date;

"EXCLUSIVE ACTIVE INGREDIENTS" shall mean all Active Ingredients used in any BASF Pharmaceutical Product other than the Mutual Active Ingredients. The material Exclusive Active Ingredients are described on Exhibit 13.27(c);

"FINANCIAL DEBT" shall mean financial indebtedness and non-trade liabilities to Affiliates;

"GROUP PENSION ARRANGEMENT" shall mean a pension plan or vehicle for the financing and administration of pension promises which is used by the Seller and its Affiliates in a particular country for providing pension benefits and in which the Companies participate in connection with providing pension benefits to their respective employees, except for the Seller U.S. Defined Benefit Plans;

"GROUP PENSION TRANSFER AMOUNT" shall have the meaning as described in Section 23.3;

"HOKURIKU SHARES" shall mean the shares in Hokuriku Seiyaku K. K., a stock corporation organised under Japanese law, held by Transpharm GmbH and Lupharma GmbH in the amounts and as described on Exhibit 2;

"INDIA SHARES" shall mean the shares in Knoll Pharmaceuticals LTD India, a stock corporation organised under Indian law;

"INTERCOMPANY AGREEMENTS" shall mean the agreements listed in Exhibit 13.10 hereto;

"KNOLL AG" shall have the meaning as described in Section 3.1.1;

"KNOLL BUSINESS" shall have the meaning as described in Section 3.2;

"KNOLL BUSINESS EMPLOYEES" shall have the meaning as described in Section 29.3;

"MATERIAL ADVERSE EFFECT" shall mean any event, change, circumstance or effect that, individually or in the aggregate, is, or could reasonably be expected to be (a) materially adverse to the BASF Pharmaceutical Business, or the assets, operations , results of operations, financial condition of the BASF Pharmaceutical Business, taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy in general, or (y) in general to the pharmaceutical industry and not specifically relating to the BASF Pharmaceutical Business, or the transactions contemplated by this Agreement;

"MUTUAL ACTIVE INGREDIENTS" shall mean the Active Ingredients manufactured by Seller or its Affiliates as of the date of this Agreement which are used in both BASF Pharmaceutical Products and other Pharmaceutical Products of third parties as described in Exhibit 13.27(c);

"OTHER FOREIGN SUBSIDIARIES" shall have the meaning as described in Section 2;

"PAKISTAN SHARES" shall mean the shares in Knoll Pharmaceuticals LTD Pakistan, a stock corporation organised under Pakistan law;

"PARTNERSHIP" shall have the meaning as described in Section 4.1;

"PENSION ARRANGEMENT" shall mean a defined benefit pension promise which has been made by any of the Companies on an individual, collective or local labor law basis to one or more of their employees prior to Closing, including pension-type indemnities provided upon retirement on a mandatory basis as, for example in Austria, Italy and France, supplemental executive retirement programs, defined benefit cash balance plans, seniority awards, disability pension benefits, survivor pension benefits, early or accelerated retirement arrangements and post-employment medical benefits, but excluding purely defined contribution promises such as, for example, 401(k) plans;

"PENSION LIABILITIES" shall mean the liabilities under Pension Arrangements pertaining to the BASF Pharmaceutical Business whether organized under either internally or externally financed arrangements, which are transferred to and assumed by Purchaser, but excluding the pension liabilities which are financed via the BASF Pensionskasse VVaG. Such obligations shall be determined as of the Closing valued as the Projected Benefit Obligation on an FAS 87, 106 or 112 basis, as applicable (or, if FAS 87, 106 or 112 is not applicable, using accounting principles consistent with FAS 87, 106, or 112, as appropriate) using the Projected Unit Credit Method (PUC) based on plan provisions as in effect at Closing and applying the following economic assumptions for Pension Arrangements in Germany, the USA and Japan:


----------------------------------------------------------------------------------------------------------------
                          ***                     ***                     ***                    ***
----------------------------------------------------------------------------------------------------------------
Germany                   ***                     ***                     ***                    ***
----------------------------------------------------------------------------------------------------------------
U.S.A.                    ***                     ***                     ***                    ***
----------------------------------------------------------------------------------------------------------------
Japan Hokuriku            ***                     ***                     ***                    ***
----------------------------------------------------------------------------------------------------------------


All other assumptions for Pension Arrangements in such countries and all assumptions for Pension Arrangements in other countries shall be mutually agreed upon by Purchaser and Seller within 45 days after the date of this Agreement. If Purchaser and Seller have not agreed within said 45 day period on such assumptions to be applied, then within an additional five days they shall appoint a mutually acceptable actuary who shall establish those assumptions prior to Closing; provided, however, that in establishing those assumptions the actuary shall be limited to selecting on a plan by plan basis either the assumptions proposed by Purchaser or the assumptions proposed by Seller. The costs of the actuary shall be borne jointly by Seller and Purchaser.

"PHARMACEUTICAL FIELD" shall mean the research, development, importation, use, registration, manufacture, distribution or sale of Pharmaceutical Products;

"PHARMACEUTICAL PRODUCTS" shall mean drug products in finished form for human or animal use;

"PHARMACHEMICAL FIELD" shall mean (a) the research, development, importation, use, registration, manufacture, distribution, physical or galenic processing or sale of Active Ingredients and (b) custom manufacturing for third parties of Pharmaceutical Products other than BASF Pharmaceutical Products not based upon Mutual Active Ingredients;

"REFERENCE NET ASSET VALUE" shall have the meaning as described in Section
9.1(a);

"REMAINING PATENTS" shall have the meaning as described in Section 5.2;

"SEPARATE SALE AND TRANSFER CONTRACTS" shall have the meaning as described in
Section 7.1;

"SHARED SUBSTANCES" shall have the meaning as described in Section 5.3;

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

"SHARED SUBSTANCE RELATED PATENTS" shall have the meaning as described in
Section 5.4;

"SHARES" shall have the meaning as described in Section 6.2;

"SHARES/INTERESTS VERWALTUNGS-GMBH/PARTNERSHIP" shall have the meaning as described in Section 6.1;

"STRADDLE PERIOD" shall mean any taxable period beginning on or before and ending after the Closing Date;

"STRUCTURE OPTION" shall have the meaning as described in Section 7 (A) 1;

"TAX" OR "TAXES" shall mean all taxes of any kind imposed by a federal, state, local or foreign governmental authority, and any payments made to another party pursuant to a tax sharing arrangement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, AD VALOREM, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profit taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such governmental authority with respect to such amounts;

"TAX ASSETS" shall mean all deferred tax assets valued according to U.S. GAAP including, but not limited to, those resulting from loss carry forwards or credit carry forwards, as far as they relate to the BASF Pharmaceutical Business and are not used up by Seller prior to Closing;

"TRANSACTIONS" or "TRANSACTIONS" contemplated by this Agreement shall include without limitation, the Demerger and the transactions contemplated by the Demerger, the Merger, the transfer of the Shares and the transfer of the Transferred Patents;

"TRANSFERRED PATENTS" shall have the meaning as described in Section 5.1;

"UETERSEN BUSINESS" shall mean the business activities conducted as of the date hereof by Knoll AG at its production facility in Uetersen, Germany;

"U.S. EMPLOYEES" shall mean all individuals who are employed by the Companies on the Closing Date in the United States;

"VERWALTUNGS-GMBH" shall have the meaning as described in Section 4.1.

                                       I.
                        DESCRIPTION OF SHARES AND ASSETS


                                    SECTION 1
                                 US SUBSIDIARIES


 1.1 BASF Pharma Corporation is a corporation validly existing under the laws of the State of Delaware with 1,000 issued shares with no par value (hereinafter referred to as "BPC"). All such issued shares are directly or indirectly owned by Seller as described in
             Exhibit 1.1.

 1.2 BPC has direct or indirect legal ownership of the participations in the companies which are set forth in Exhibit 1.2 (hereinafter referred to as "BPC Subsidiaries").

                                    SECTION 2
                           OTHER FOREIGN SUBSIDIARIES

Seller has direct or indirect legal ownership of the participations in the companies and other entities which are set forth in Exhibit 2 (hereinafter referred to as "Other Foreign Subsidiaries").

                                    SECTION 3
                       KNOLL AG AND KNOLL DEUTSCHLAND GMBH

3.1

3.1.1 Knoll AG is a stock corporation under the laws of the Federal Republic of Germany registered in the Commercial Register of the local court Ludwigshafen under docket number HR B 4300 with a registered share capital of EUR 50,000,000.00 (hereinafter referred to as "Knoll AG") which is directly and indirectly held by Seller.

3.1.2 Knoll Deutschland GmbH is a limited liability company (Gesellschaft mit beschraenkter Haftung) under the laws of the Federal Republic of Germany registered in the Commercial Register of the local court Ludwigshafen under docket number HR 3767 with a registered share capital of DM 4,000,000.00 (hereinafter referred to as "Knoll GmbH") which is indirectly held by Seller.

3.2 Knoll AG and Knoll GmbH operate the BASF Pharmaceutical Business in Germany (such Business being the "Knoll Business").

3.3 Knoll AG also operates a business of manufacturing pharmaceutical substances in Uetersen.

                                    SECTION 4
                                 KNOLL BUSINESS

4.1 Knoll AG will form a limited partnership in the legal form of a GmbH & Co KG (hereinafter referred to as the "Partnership"). The sole general partner will be a GmbH with a fully paid up registered share capital of EUR 25,000.- (hereinafter referred to as "Ver-waltungs-GmbH"). All capital interest in the Partnership and shares in the Verwaltungs GmbH will be held by Knoll AG.

4.2 Seller shall cause Knoll Deutschland GmbH to be merged into Knoll AG with economic effect as of January 1, 2001 (the "Merger"). Subject to the Merger becoming effective, Knoll AG will transfer the Knoll Business to the Partnership by way of a demerger (Ausgliederung) in the meaning of Section 123 para 3 no. 1 Conversion Act (Umwandlungsgesetz) with economic effect as of January 2, 2001 (the "Demerger"). Copies of the Merger agreement and the Demerger agreement, including the exhibits and attachments thereto, will be provided to Purchaser for its review and comment a reasonable period of time prior to the execution thereof (collectively, the "Merger/Demerger Agreements"). Neither this Agreement nor the transactions contemplated hereby shall release Seller from its liability under the Business Sale and Purchase Agreement dated April 27, 2000 by and among Kanoldt Arzneimittel GmbH, Knoll AG and Abbott GmbH.

4.3          At the Closing, the Partnership will own as a result of the
             Demerger:

             a)   the shares in the companies set forth in Exhibit 4.2 (b); and

             b) the other assets and liabilities including contracts of the Knoll Business.

  4.4       If the Structure Option has been exercised by Seller pursuant to
            Section 7 (A), Seller shall not complete the transactions referred to in items 4.1 and 4.2 unless such transactions have already been commenced at the time of the exercise of the Structure Option and Purchaser requires Seller by notice in writing to complete those actions.

                                    SECTION 5
                           PATENTS, SHARED SUBSTANCES

5.1 Seller owns, or owns in part as described on Exhibit 5.1 patents and patent applications exclusively relating to the Pharmaceutical Field and/or the BASF Pharmaceutical Business (hereinafter referred to as "Transferred Patents") as listed in Exhibit 5.1, including, without limitation, all patents and patent applications relating to compounds and substances being researched or developed, or that have been researched or developed, at the Nottingham site which compounds and substances are described in Exhibit 5.1(a).

5.2 Seller owns certain other patents and patent applications as listed in Exhibit 5.2 which also relate but not exclusively relate to the Pharmaceutical Field and/or the BASF Pharmaceutical Business which are hereinafter referred to as "Remaining Patents".

5.3 The substances (Substanzen) collected in the "Compound Library" of Seller are physically available on the premises of both the Partnership or, if the Structure Option has been exercised by Seller pursuant to Section 7 (A), Knoll AG, and Seller in Ludwigshafen, Germany (and will hereinafter be referred to as "Shared Substances").

5.4 Patents and patent applications, whether owned by Seller or by Seller's Affiliates, which relate to any of the Shared Substances will hereinafter be referred to as "Shared Substance Related Patents".

                                    SECTION 6
                                     SHARES

6.1 The shares in Knoll AG are hereinafter referred to as the "Knoll AG Shares", the shares in the Verwaltungs-GmbH and the interests in the Partnership are hereinafter jointly referred to as "Shares/Interests Verwaltungs-GmbH/Partnership".

6.2 "The Shares" shall mean (a) the shares or other equity interests or equity in BPC, in the Other Foreign Subsidiaries, in the Verwaltungs-GmbH and in the Partnership, or (b) in the event of the exercise of the Structure Option the shares or other equity in BPC, in the Other Foreign Subsidiaries and the Knoll AG Shares.

                                       II.
                     SALE, STRUCTURE OPTION, PURCHASE PRICE

                                    SECTION 7
                                      SALE

7.1 Seller hereby sells, or shall cause its Affiliates to sell, the Shares and the Transferred Patents to Purchaser or to entities designated by Purchaser, subject to the occurrence and fulfillment or waiver of all of the Closing Conditions and with commercial effect as amongst the parties as of the Closing except as otherwise provided in
           Section 7.4 and Seller hereby agrees to transfer, or to cause its Affiliates to transfer, the Shares and the Transferred Patents by separate sale and transfer contracts (hereinafter referred to as "Separate Sale and Transfer Contracts") to Purchaser or to entities designated by Purchaser at and effective as of the Closing.

7.2 The Separate Sale and Transfer Contracts shall be entered into and completed at the Closing in accordance with Section 12.1, except for the sale of the Hokuriku Shares which shall be completed pursuant to
           Section 7.4 below.

7.3        Seller shall cause the businesses described in clauses (a) through
           (d) in the definition of "Discontinued/Excluded Businesses" to be transferred to Seller prior to the Closing and Purchaser shall upon Seller's request and at Seller's expense cause such transfer to be made or completed after the Closing as far as not made or completed prior thereto and shall hold such Discontinued/Excluded Businesses until completion of their transfer for the account of Seller.

7.4 As far as the Hokuriku Shares are concerned, Purchaser agrees to commence within 5 business days after the completion of the procedures set forth in Exhibit 7.4 a tender offer procedure as required under Japanese law for the acquisition of all outstanding shares in Hokuriku Seiyaku K. K. with the commitment that Purchaser shall be required to purchase all of the tendered shares in Hokuriku Seiyaku K. K. including the Hokuriku Shares tendered by Seller directly or indirectly and to complete such tender offer procedure within 21 to 60 days after the commencement of such tender offer procedure (the "Hokuriku Tender Offer"). Seller agrees to (a) tender the Hokuriku Shares at the price per share offered by Purchaser in the course of such tender offer (the "Per Share Tender Price") and
           (b) provide such information and take such actions as may be necessary to enable Purchaser to comply with applicable Japanese law. The Per Share Tender Price multiplied by the number of Hokuriku Shares tendered by Seller in the Hokuriku Tender Offer (such amount, converted from Yen to USD using the Conversion Exchange Rates, being the "Final BASF Tender Amount") together with Seller's pro rata portion of the Excess Hokuriku Payment, if any, shall determine the amount of the Aggregate Purchase Price that shall be allocated to the Hokuriku Shares.

                                  SECTION 7 (A)
                                STRUCTURE OPTION

7 (A).1 Up to and through 10 working days prior to Closing, Seller shall have the option ("Structure Option") to choose to sell the shares in Knoll AG ("Knoll AG Shares") rather than the shares in the Verwaltungs-GmbH and the interests in the Partnership
           ("Shares/Interests Verwaltungs-GmbH/Partnership").

7 (A).2 The Structure Option can be exercised whether or not the Demerger within the meaning of Section 4.2 has been commenced but may not be exercised if the Demerger has been completed.

7 (A).3 In order to exercise the Structure Option, Seller shall communicate in writing to Purchaser that it has decided to make use of the Structure Option.

7 (A).4 If the Structure Option is exercised, provisions in this Agreement intended to address issues associated with the termination and maintenance of the Partnership, including Sections 29 and 30, shall be of no further force and effect.

                                    SECTION 8
                                 PURCHASE PRICE

8.1 The aggregate purchase price for the Shares and Transferred Patents and the license granted in Section 25.1 below shall be USD 6,900,000,000.00 (six billion nine hundred million United States Dollar) (hereinafter referred to as the "Aggregate Purchase Price"), and shall be allocated as set forth in Exhibit 8.1. To the extent permitted by law such allocation of the Aggregate Purchase Price shall be binding for Seller and Purchaser for all aspects including but not limited to tax filings. At the Closing, the Aggregate Purchase Price less (i) the Provisional Hokuriku Tender Amount (the "Provisional Non-Hokuriku Purchase Price") and (ii) any sums heldback pursuant to Section 12.5, shall be paid by transfer of immediately available funds and free of wire transfer charges and transfer taxes to such bank as Seller may specify in writing within 5 business days prior to the Closing.

8.2 The Aggregate Purchase Price shall be adjusted as provided for in Sections 9 and 10 below or as a result of a claim for indemnification pursuant to Sections 15, 18 and 21 below.

8.3 The "Provisional Hokuriku Tender Amount" shall mean an amount, denominated in USD using the Conversion Exchange Rate for Yen to USD, equal to (a) the number of Hokuriku Shares held by Seller, times (b) the average of the closing prices of the Hokuriku Shares on the Tokyo Stock Exchange for the five trading days immediately prior to the fifth day prior to the Closing Date. If the Final BASF Tender Amount exceeds the Provisional Hokuriku Tender Amount (the "Hokuriku Overpayment"), an amount of the Provisional Non-Hokuriku Purchase Price equal to the Hokuriku Overpayment shall be refunded by Seller to Purchaser and the allocation to such other Shares (other than the Hokuriku Shares) or assets shall be reduced by the Hokuriku Overpayment in such manner as Purchaser and Seller shall mutually agree in good faith. If the Provisional Hokuriku Tender Amount exceeds the Final BASF Tender Amount (the "Hokuriku Underpayment") an amount equal to the Hokuriku Underpayment shall be refunded by Purchaser to Seller and allocated to such other Shares (other than the Hokuriku Shares) or assets of the Companies upon which Purchaser and Seller shall mutually agree in good faith. "Non Hokuriku Purchase Price" shall be equal to the Aggregate Purchase Price less the Final BASF Tender Amount, including any Excess Hokuriku Payments.

                                    SECTION 9
                     NON-HOKURIKU PURCHASE PRICE ADJUSTMENT

9.1        The Non-Hokuriku Purchase Price shall be adjusted as follows:

 a) As of September 30, 2000, the net asset value of the BASF Pharmaceutical Business amounts to *** (such amount, net of the Hokuriku Reference Net Asset Value, being hereinafter referred to as "Reference Net Asset Value"). The Reference Net Asset Value has been determined on the basis of the unaudited proforma balance sheet contained in the attached Exhibit 9.1 (a) in item 3.2 thereof taking into account adjustments, as shown in Exhibit 9.1 (b) by the elimination of (i) Cash, Financial Debt, deferred Taxes and Accrued Taxes as shown in Exhibit 9.1 (a), (ii) deferrals shown in
           Exhibit 9.1 (a) as miscellaneous liabilities related to expenses of Seller allocated to the BASF Pharmaceutical Business; and (iii) other current assets as shown in Exhibit 9.1 (a) related to one-time payments of American Home Products to Seller with regard to a certain patent ("Enbrel"). Notwithstanding anything to the contrary set forth in this Section 9.1, Exhibit 9.1 (a) or Exhibit 9.1 (b), Section 21.4 shall govern to the exclusion of this Section 9.1 with respect to the calculations described therein.



           b) If the net asset value of the BASF Pharmaceutical Business as of the Closing (net of the Hokuriku Closing Net Asset Value) as determined in accordance with the principles set forth in Section 10 below and as shown on the Final Closing Net Asset Value Statement (hereinafter referred to as the ("Closing Net Asset Value") is less than the Reference Net Asset Value, Seller shall pay to Purchaser the amount by which the Closing Net Asset Value is less than the Reference Net Asset Value.

           c) If the Closing Net Asset Value exceeds the Reference Net Asset Value, Purchaser shall pay to Seller in addition to the Aggregate Purchase Price the amount by which the Closing Net Asset Value exceeds the Reference Net Asset Value.

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

9.2 The amount determined in accordance with Section 9.1 above shall be paid by Seller or Purchaser, as the case may be in USD, together with any accrued interest at a rate of six percent per annum as of the Closing within 5 working days after the Closing Net Asset Value Statement has become final in accordance with Section 10.5 hereof in immediately available funds free of wire transfer charges and transfer taxes to the bank account set forth in Section 8.1 above, if payment is to be made to Seller, and to Citibank, N.A., New York, New York (ABA #021000089) for credit to Abbott Laboratories *** if payment is to be made to Purchaser. Any credit to Purchaser shall be made in USD at the spot exchange rate in effect at two business days prior to the date of payment.

                                   SECTION 10
                     FINAL CLOSING NET ASSET VALUE STATEMENT

10.1 For the purpose of determining the amount of the purchase price adjustment, if any, pursuant to Section 9 above, Seller shall deliver to Purchaser as promptly as practicable (but in any event no more than 45 days) after the Closing an audited consolidated balance sheet and statement of changes in shareholder's equity of the Companies as of the Closing (the "Closing Balance Sheet") and the Closing Net Asset Value Statement, each prepared by Seller and audited by Deloitte & Touche GmbH ("Seller's Auditors") (hereinafter referred to as "Closing Net Asset Value Statement") reflecting the Closing Net Asset Value, together with the report of Seller's Auditors thereon ("Auditor's Report"). The Closing Balance Sheet and the statement of changes in shareholder's equity included in the Auditor's Report shall be prepared in accordance with the Report Principles (as defined in Section 13.20) as of the Closing Date, and prepared and consolidated in a manner consistent with
           Exhibit 9.1(a). The Closing Net Asset Value Statement included in the Auditor's Report shall be prepared on the basis of, and derived from, the balance sheet contained in the Closing Balance Sheet, and adjusted in a manner consistent with Exhibit 9.1(b), and further adjusted in accordance with the principles set forth in Exhibit
           10.1 hereto. The audit of the Closing Balance Sheet shall include a physical count and valuation of the Companies' inventory. The Auditor's Report shall provide at least as much detail by financial statement line item as is included in Exhibit 9.1(a). Intercompany Obligations shall be dealt with as provided in Section 19. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 10.1, EXHIBIT 7.4 SHALL GOVERN THE CALCULATION OF THE HOKURIKU NET ASSET VALUE DESCRIBED THEREIN.

10.2 To the extent to which the Closing Net Asset Value Statement arrives at a Closing Net Asset Value resulting in an adjustment of the Non-Hokuriku Purchase Price pursuant to Section 9, the Closing Net Asset Value Statement must also state how the amount by which the Non-Hokuriku Purchase Price, as so adjusted, should be allocated.

10.3 For the purpose of preparing and auditing the Closing Balance Sheet and Closing Net Asset Value Statement, Purchaser shall grant, or cause Companies to grant, Seller and Seller's auditors access to all relevant information and shall cause Purchaser's employees and the employees of the Companies to give Seller and its auditors all support and assistance reasonably requested by Seller free of charge. Purchaser and Purchaser's outside

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

           accountants, Arthur Andersen, shall be permitted to observe all procedures with respect to the counting and valuation of inventories.

10.4 Purchaser shall have 30 days after receipt of the Closing Net Asset Value Statement during which it may review the Closing Net Asset Value Statement, and raise in writing and in reasonable detail any objections against specified items of the Closing Net Asset Value Statement, indicating precisely the higher or lower value which in Purchaser's opinion should be allocated to each item in dispute. During this period of time, Purchaser and its auditors shall be granted access to all relevant information produced by Seller or Seller's Auditors; provided, however, that the work papers of Seller's Auditors shall be made available only to Purchaser's Auditors. The objections raised by Purchaser pursuant to the preceding sentence must also specify how the amounts in dispute should be allocated in Purchaser's opinion. Any item in the Closing Net Asset Value Statement objected to by Purchaser shall hereinafter be referred to as "Disputed Item".

10.5 If and insofar as Purchaser does not raise objections to the Closing Net Asset Value Statement in accordance with Section 10.4 above, the Closing Net Asset Value arrived at in the Closing Net Asset Value Statement shall be final and binding upon the parties. To the extent to which the Net Asset Value arrived at in the Closing Net Asset Value Statement is final and binding upon the parties, the adjustment payment to be made by Purchaser or Seller according to Section 9.1 shall be made forthwith.

10.6 The parties shall use their best efforts to resolve the Disputed Items within 15 working days following the receipt by Seller of Purchaser's objections pursuant to Section 10.4 above.

10.7 Any Disputed Items not resolved pursuant to Section 10.6 above shall be submitted by the parties to Ernst & Young for review. Should Ernst & Young become unavailable, the parties shall agree on another accounting firm of international standing. If they cannot reach agreement within 15 working days, such accounting firm shall be determined at the request of either party by the Institut der Wirtschaftsprufer e.V. Dusseldorf.

10.8 In rendering its decision, the accounting firm shall consider only the Disputed Items and, with respect to each such Disputed Item, shall stay within the range of the values allocated to it by the parties. The accounting firm shall deliver in writing to Seller and Purchaser as promptly as practicable its determination of the Disputed Items stating the reasons of its decision. The reasons shall specifically address the arguments brought forward by the parties with respect to each Disputed Item. Such determination shall be final and binding upon the parties absent manifest mathematical errors. The accounting firm shall allocate its fees to the parties in accordance with Sections 91 et seq. of the German Civil Procedure (ZPO).

10.9 No later than 45 days after the Closing, as part of, and concurrently with, its preparation of the financial statements described in Section 10.1, Seller shall prepare and Seller's Auditors shall audit and report on, in accordance with U.S. GAAP and the Securities Exchange Act of 1934 and the rules and regulations of the U.S. Securities and Exchange Commission thereunder (including Regulation S-X) (the "U.S. Securities Laws"), such financial statements of the BASF Pharmaceutical Business and the Companies as may be required to be filed by Purchaser under Item 7 of Form 8-K under the U.S. Securities Laws (the "U.S. Financial Statements").
             Seller and Seller's Auditors shall permit Purchaser and Purchaser's Auditors to have access to all information, including Seller's Auditor's work papers, as Purchaser may reasonably request in connection therewith; provided, however, that the work papers of Seller's Auditors shall be made available only to Purchaser's Auditors. The engagement of Seller's Auditors will be governed by a separate agreement between Purchaser and Seller's Auditors and be based on the General Conditions of Assignment for Wirtschaftsprufer and Wirtschaftsprufungsgesellschaften as of
             July 1, 2000 including a limitation of liabilities for all damages arising from or in connection with the engagement. All fees and expenses of Seller's Auditors incurred in connection with the preparation of the U.S. Financial Statements shall be paid by Purchaser. After the Closing, Seller shall permit
             Seller's Auditors, Purchaser and its representatives to have access, upon reasonable advance notice, to the assets, employees, books and records of Seller and its Affiliates and shall furnish, or cause to be furnished, to Seller's Auditors and Purchaser, such financial, tax and operating data and other available information with respect to the BASF Pharmaceutical Business as Seller's Auditors and Purchaser may from time to time request or otherwise require to prepare the U.S. Financial Statements.
             Seller shall provide such certifications, support and attestations, including certifications and attestations as to the accuracy of the financial information that forms the basis of the U.S. Financial Statements or that is otherwise provided to Seller's Auditors. Purchaser and Purchaser's outside accountants shall be entitled to observe and participate in Seller's and Seller's Auditors preparation and audit of the US Financial Statements.

                                      III.
                                     CLOSING

                                    SECTION 11
                                     CLOSING

11.1 The transactions set forth in this Agreement shall be consummated at the time, place and manner provided below (the "Closing"). The date of the Closing (the "Closing Date") shall be, unless otherwise agreed between the parties or terminated pursuant to Section 33, on the fifth working day after the Closing Conditions have been fulfilled, but not earlier than on March 2, 2001.

11.1.1 The obligation of Purchaser and Seller to effect the Closing shall be subject to the satisfaction of the following conditions (hereinafter referred to as the "General Closing Conditions" and, together with the Purchaser Conditions (as defined in Section 11.1.2), the "Closing Conditions"):

             a) The transactions contemplated by this Agreement have been, or are treated as being, approved

                   aa)      under the EU merger control rules;

                   bb)      under the Hart-Scott-Rodino Antitrust
                            Improvements Act of 1976 ("HSR Act") as amended, including, without limitation, the expiration or early termination of any waiting period applicable to the consummation of the purchase under the HSR Act; and

                   cc) under the Industrial Site Recovery Act implemented by the New Jersey Department of Environmental Protection; and

             b) Except if the Structure Option has been exercised by Seller pursuant to Section 7 (A), the Merger shall have been registered in the Commercial Register of Knoll GmbH and Knoll AG, and the Demerger shall have been registered in the Commercial Register of both Knoll AG and the Partnership;

             c) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental authority shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement in the United States of America or the European Union.



11.1.2. The obligation of Purchaser to effect the Closing shall be subject to satisfaction of the following conditions
            ("Purchaser Conditions"):

            a) The Representations of Seller made in Section 13 of this Agreement (other than the representation in the last sentence of Section 13.2) shall be true and correct on and as of the Closing Date as so made anew on and as of such date, unless such failure to be so true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect. Purchaser shall have received a certificate, dated the Closing Date, to such effect by an officer of Seller.

             b) Seller shall have performed and complied in all material respects with all covenants, terms and agreements to be performed and complied with by it on or before the Closing Date, unless any failure to so perform or comply would not have, or would not reasonably be expected to have, a Material Adverse Effect. Purchaser shall have received a certificate, dated the Closing Date, to such effect by an officer of Seller.

             c) Seller shall have obtained, or shall have caused the Companies to have obtained, all Material Agreement Consents (as defined in Section 13.21).

11.2 Each of the parties will inform the other promptly of the fulfillment of the Closing Conditions.

11.3 The Closing shall take place at the offices of Hengeler Mueller Weitzel Wirtz, Frankfurt am Main, Germany, or such other place as agreed upon by the parties.

                                   SECTION 12
                       ACTIONS TO BE TAKEN AT THE CLOSING

12.1         At the Closing, Seller and Purchaser shall deliver:

             a. except if the Structure Option has been exercised by Seller pursuant to Section 7 (A) a notarial deed between Knoll AG and Purchaser or its designee on the transfer of title to the shares in Verwaltungs-GmbH;

              b. except if the Structure Option has been exercised by Seller pursuant to Section 7 (A) a duly executed agreement between Knoll AG and Purchaser or its designee on the transfer of the limitedccccc partnership interests in the Partnership;

              c. except if the Structure Option has been exercised by Seller pursuant to Section 7 (A) an application for registration of the change of the limited partner of the Partnership in the commercial register duly executed by Knoll AG, Verwaltungs-GmbH and Purchaser or its designee;

              d. duly executed assignments, in recordable form, of each of the Transferred Patents entered into by Seller and Purchaser or its designees (the "Assignments");

              e.  duly executed Separate Sales and Transfer Contracts

              f. a duly executed license agreement relating to the Remaining Patents to be negotiated in good faith by Purchaser and Seller.

12.2         At the Closing, Seller shall deliver or cause to be delivered to
             Purchaser:

             a.       certificates representing the Shares sold pursuant to
                      Section 12.1 (e) above and, if the Structure Option is exercised by Seller pursuant to Section 7 (A), the Knoll AG Shares duly endorsed for transfer to Purchaser or its designees or such evidence of the transfer of such Shares as required by the applicable law of the jurisdictions of incorporation of the companies to which the shares relate;

              b. except if the Structure Option has been exercised by Seller pursuant to Section 7 (A), executed copies of all Merger/Demerger documents, including, without limitation, all executed instruments of assignment and assumption and filings made in connection therewith; and

             c. a duly executed assignment of (i) all Intellectual Property owned or licensed by Seller or any of its Affiliates that relates exclusively to the Pharmaceutical Field or the BASF Pharmaceutical Business, and (ii) all Intellectual Property relating to the compounds and substances described in Exhibit 5.1(a).

12.3 At the Closing, Purchaser shall pay to Seller such portion of the Aggregate Purchase Price as is payable at Closing in accordance with Section 8.

12.4         The deliveries of the agreements and other documents set forth in
             Section 12.1, deliveries to be made by Seller pursuant to Section 12.2, and the payment of the purchase price by Purchaser pursuant to Section 12.3 above shall all be made concurrently (Zug um Zug).

12.5 If and insofar as the transfer of any of the Shares and/or the Transferred Patents is prohibited due to a missing approval from antitrust authorities or governmental authorities other than those mentioned in Section 11.1.1(a), this shall not delay or prevent the Closing pursuant to Sections 12.1, 12.2 and 12.3 provided, however, that the portion of the Aggregate Purchase Price attributable to such Shares and/or Transferred Patents shall not be delivered and paid at Closing, but shall be held by Purchaser until such approval(s) have been obtained and such Shares and/or Transferred Patents shall have been transferred. The parties shall use their best efforts to obtain such approvals. All earnings from the relevant Companies shall be held for the account of Purchaser.The respective Shares or Transferred Patents shall be transferred without undue delay after the approval has been obtained with commercial effect as amongst the parties as of the Closing and the respective portion of the Aggregate Purchase Price attributable to such Shares and/or Transferred Patents shall be paid simultaneously together with interest thereon for the period from the Closing Date to the receipt of payment at an interest rate of six percent per annum.

                                       IV.
                            REPRESENTATIONS OF SELLER

                                   SECTION 13
                            REPRESENTATIONS OF SELLER

Seller hereby absolutely and unconditionally represents and warrants in the form of an independent guarantee to Purchaser that the following statements (the "Representations") are true and accurate as of the date of this Agreement and as of the Closing Date except as otherwise provided herein:

13.1 (a) BPC, BPC Subsidiaries, Other Foreign Subsidiaries, the Partnership and Verwaltungs GmbH or, in the event of an exercise of the Structure Option pursuant to Section 7 (A), BPC, BPC Subsidiaries, Other Foreign Subsidiaries, Knoll Deutschland GmbH and Knoll AG, (together in either case, hereinafter referred to as the "Companies") are duly organized, validly existing and (where such concept applies) in good standing under the laws of the jurisdiction of their respective incorporation and each of them has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its businesses as they are now being conducted. Each of the Companies is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Seller and each of its Affiliates (as applicable) including the Companies has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions contemplated hereby.

             (b) The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and each of its Affiliates (as applicable), including the Companies, shareholder approval not being required by any of them. This Agreement and transaction documents provided for herein have been, or upon execution, shall have been, duly executed and delivered by Seller, its Affiliates (as applicable), including the Companies and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with their terms.

13.2 Except for the manufacture of the Mutual Active Ingredients and certain of the Exclusive Active Ingredients pursuant to certain Intercompany Agreements (the "Intercompany Manufacturing Agreements"), Seller conducts the BASF Pharmaceutical Business only through the Companies, and neither Seller nor any of Seller's Affiliates (including the entities and operations listed in clauses
             (a)-(d) of the definition of Discontinued Excluded Businesses) other than the Companies owns, leases or uses, or has any interest in, any assets or properties, real or personal, tangible or intangible, including Intellectual Property, related to the BASF Pharmaceutical Business, other than (i) the manufacturing facilities operated in connection with the Intercompany Manufacturing Agreements, and (ii) the Transferred Patents and the Remaining Patents. Except as disclosed on Exhibits 1.1, 1.2, 2 and 4.2(b), Seller has no direct or indirect subsidiary corporations, and owns no interest, direct or indirect, in any other business enterprise, firm or corporation that, in each case, is engaged in the BASF Pharmaceutical Business. Seller holds, as set forth in Exhibits 1.1, 1.2, 2 and 4.2(b), good and marketable title to the Shares (including all the issued and outstanding shares of the BPC Subsidiaries) and the Shares are free and clear of all liens, encumbrances, pledges, options, claims, charges and restrictions of any nature and, except as disclosed in Exhibit 13.2(d), are free of other third party rights and can be freely disposed of by the respective assignors. Each respective assignor has the full right and power to transfer to Purchaser the Shares (including all the issued and outstanding shares of the BPC Subsidiaries) pursuant to this Agreement, without obtaining the consent of any third party except as set forth on Exhibit 13.2(d). No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Seller or the Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except the necessary consents and approvals described in Section 11.1.1 (a) ("Consents").

13.3 The authorized and issued share capital of each of the Companies is described, and is held by the persons and in the amounts as set forth in Sections 1 through 4 and the appertaining Exhibits and all shares of such share capital are duly authorized, validly issued, outstanding, fully paid and non-assessable. There are no outstanding contractual obligations of any of the Companies to repurchase, redeem or otherwise acquire or to issue, sell or otherwise dispose of any outstanding shares or capital of, or otherwise ownership interests in or any warrant, option or other security exercisable, for exchange for, or convertible into any shares of, any of the Companies, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. No bonds, debentures, notes or other indebtedness of any of the Companies having the right to vote on any matters on which stockholders may vote are issued or outstanding.

13.4 Except if the Structure Option has been exercised by Seller pursuant to Section 7 (A), as of the Closing, the Demerger set forth in Section 4 above will have been duly authorized and implemented in accordance with governing law and will have resulted in the transfer to the Partnership of all assets and liabilities as described in Section 4.3 above.

13.5 Except as set forth in Exhibit 13.5, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of Seller, any of its Affiliates, or any of the Companies, (ii) subject to making the filings and obtaining the approvals identified in Section 11.1.1(a) and Exhibit 13.2(e) or such other filings and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect and are necessary under other applicable merger, investment, drug or environmental control statutes, conflict with or violate any statute, rule, regulation or other legal requirement or temporary, preliminary or permanent order, judgment or decree or any memorandum of understanding with any governmental entity applicable to Seller, any of its Affiliates, as applicable, or any of the Companies or by which any property or asset of Seller, any of its Affiliates, as applicable, or any of the Companies is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien on any property or asset of Seller, any of its Affiliates, as applicable, or any of the Companies pursuant to, any note, bond, mortgage, indenture, con-tract, agreement, lease, license, permit, franchise, authorization or other instrument or obligation to which Seller, any of its Affiliates, as applicable, or any of the Companies is a party or by which Seller, any of its Affiliates, as applicable, or any of the Companies or any property or asset of Seller, any of its Affiliates, as applicable, or any of the Companies is bound or affected, except, in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that could not either (x) result in a default or event of default or accelerate or require that Seller, any of its Affiliates, as applicable, or any of the Companies pay prior to the scheduled maturity date or repurchase or offer to repurchase indebtedness owed to any person that is in excess of EUR
             10,000,000 or indebtedness in excess of EUR 30,000,000 in the aggregate, or (y) with respect to any other obligation, document or instrument, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

13.6 As of the Closing, there exist no obligations of the Companies under any tax sharing agreements between the Companies and the Seller which will survive with effect after Closing , agreements of domination or profit and loss pooling agreements or agreements of a similar kind or effect between any of the Companies and Seller or any of Seller's Affiliates.

13.7.1 All Tax returns required to have been filed by or with respect to any of the Companies have been duly and timely filed, and all Taxes shown to be due on such Tax returns for which any of the Companies is liable have been timely paid. To the Best Knowledge of Seller, the Tax Assets represent valid reductions of Tax that will be available to the Purchaser or the Companies after the Closing.


13.7.2 All Tax assessments relating to any of the Companies with respect to Tax periods ending on or before the date of this Agreement have been timely paid or are being contested in good faith

13.7.3 Except for the ongoing audits listed in Exhibit 13.7.3, there is no action, suit or investigation, claim or assessment pending or to the Best Knowledge of Seller threatened with respect to Taxes of the Companies.

13.8 Except as disclosed in Exhibit 13.8, none of the Companies has received any written Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreements with any Tax authority which would affect the Tax situation of any of the Companies in any time period ending after the Closing.

13.9 a) Except for (i) the manufacturing facilities operated in connection with the Intercompany Manufacturing Agreements, and (ii) the Transferred Patents and the Remaining Patents, the assets, properties, rights and interests owned by the Companies, or which the Companies have valid, subsisting and enforceable rights to use constitute all of the assets, properties, rights and interests necessary to conduct the BASF Pharmaceutical Business in substantially the same manner as conducted by Seller and its Affiliates, including the Companies, prior to the date of this Agreement. The Companies have good and marketable title, or are otherwise legally entitled to use, all assets whether tangible or intangible, (except for (i) the manufacturing facilities operated in connection with the Intercompany Manufacturing Agreements, and
             (ii) the intellectual property rights as otherwise addressed in Sections 13.15 through 13.17) which are used in, or are necessary for, the conduct of the BASF Pharmaceutical
             Business as currently conducted free and clear of material restrictions on, or conditions to, transfer or assignment, and of liens, pledges, charges, encumbrances, security interest, equities, claim, covenants, conditions and restrictions, except as set forth in Exhibit 13.9(a).

13.10 The Intercompany Agreements listed in Exhibit 13.10 are validly existing and binding on the parties thereto.

13.11.1 For purposes of this Section 13.11, the following terms have the definitions set forth below:

             a) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
                      (o) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as "Code"), or Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

             b) An "Employee Benefit Plan" means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of any of the Companies or any beneficiary or dependent thereof that is sponsored or maintained by the Seller, any of the Companies or any Affiliate of the Seller or any of the Companies or to which the Seller, any of the Companies or any Affiliate of Seller or any of the Companies contributes or is obligated to contribute, whether or not written or funded or unfunded, including without limitation any Pension Arrangement, disability, death benefit, hospitalization, medical or other employee welfare benefit plan or employee pension benefit plan (including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of
                      Section 3(2) of ERISA whether or not such employee welfare benefit or employee pension benefit plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation, severance, early retirement, seniority, employment, change of control or fringe benefit plan, program or agreement.

13.11.2 As of the Closing, Exhibit 13.11.2 includes a complete list of all Employee Benefit Plans which (i) represent Pension Arrangements, (ii) cover 100 or more Employees or former employees, (iii) represent an annual operating expense of USD 250,000 or more, or (iv) represent post-retirement obligations of which the market value or present value is USD 250,000 or more, none of which is a multiemployer plan subject to Title IV of ERISA. True and complete copies of all such Employee Benefit Plans, including, but not limited to, any trust instrument or insurance contract forming a part of any such Employee Benefit Plan, and all amendments thereto, have been provided or made available to Purchaser.

13.11.3 Each Employee Benefit Plan complies with all applicable local laws, including but not limited to the Code and ERISA, and any contract or labor, works council or collective bargaining agreement, and has been administered in accordance with its terms. All contributions, premiums and other payments due from Seller, the Companies or any of their

             Affiliates to (or under) any Employee Benefit Plan through the date of this Agreement and as of the Closing have been fully paid or, to the extent not required to be paid on or before such date, have been provided for in accordance with Exhibit 13.20 (a) (the Report Principles). There are no liabilities arising out of or under any Employee Benefit Plan or other employee benefit plan sponsored, maintained or contributed to by Seller or any of its Affiliates or ERISA Affiliates, whether absolute, accrued, contingent or otherwise, that could become a liability of Purchaser and its Affiliates, including the Companies, upon or after the consummation of the transactions contemplated by this Agreement other than those liabilities (i) specifically assumed by Purchaser under Sections 22 and 23 or accrued on the Closing Net Asset Value Statement, or (ii) which arise out of an event occurring after the Closing under an Employee Benefit Plan then maintained by any of the Companies.

13.11.4      Except as disclosed by Jeffrey Rosen of Wasserstein
             Perella & Co. Inc. to Steve Fussell, William Dempsey and Jeffrey Leiden of Purchaser on December 12, 2000 at the offices of Hengeler Mueller, Bockenheimer Landstrasse 51, 60325 Frankfurt am Main, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) result in any payment becoming due, or increase the amount or value of compensation or benefits due, any current or former Employee, including, without limitation, any severance payment or benefit; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits.



13.12 Except as disclosed in Exhibit 13.12(a), there is no court, administrative or arbitration proceeding, litigation, action, suit, investigation or claim (including, but not limited to, product liability cases) that (a) would reasonably be expected to have a Material Adverse Effect, or (b) involves an amount in dispute, individually or in the aggregate, in excess of EUR 5,000,000 pending or, to the Best Knowledge of Seller, threatened in writing against any of the Companies or Seller with respect to the BASF Pharmaceutical Business. Neither any of the Companies nor Seller or any of its Affiliates (with respect to the BASF Pharmaceutical Business) is subject to, or bound by, any judgment, order, injunction or decree of any court, agency or instrumentality. Neither BASF (with respect to the BASF Pharmaceutical Business), nor any of the Companies have received any notice, citations or order from any government authority or from any professional or consumer body (a) asserting that any product is or may be defective or dangerous, or fails to meet any applicable standards promulgated by any governmental or regulatory authority or agency, (b) constituting any warning or similar notice, or (c) requesting that any of them recall any of its products or to inform the public or its customers of an adverse effect, or a defect or danger in any of their products or linked to their use and, to the Best Knowledge of Seller, no facts or conditions exist which could reasonably be expected to result in any of the foregoing.

13.13 By January 31, 2001 Seller shall deliver to Purchaser a complete and accurate list of all real property and leaseholds belonging to the Companies and material to the BASF Pharmaceutical Business, as well as all other facilities used or occupied by the Companies in connection with the BASF Pharmaceutical Business and shared with Seller, or any Affiliate of Seller other than one of the Companies (collectively, the "Real Property"). The Companies own, or have a valid leasehold or other valid interest in the Real

             Property. None of the owned Real Property is subject to any lien against such Real Property or to any encumbrance other than minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto or which would reasonably be expected to have a Material Adverse Effect. All of the leased Real Property is subject to valid lease agreements that are in full force and effect in accordance with their terms, the Companies have the right to quiet enjoyment with respect to such leased Real Property, and there exists no material breach or default thereunder on part of any of the Companies or, to the Actual Knowledge of Seller, any other party thereto. The Companies are in sole possession of each parcel of Real Property and no portion of the leased Real Property has been sublet nor has any portion of the document creating such leasehold interest been assigned.

13.14 As of the date of this Agreement, Exhibit 13.14(a) lists all patents owned, and applications made for registration of such rights, by Seller or its Affiliates, including any of the Companies (excluding the Transferred Patents and the Remaining Patents listed in Exhibit 5.1 and Exhibit 5.2) which relate to or are used in the BASF Pharmaceutical Business. Within 30 days of the date of this Agreement Seller shall furnish to Purchaser a list of all trademarks owned, and applications made for registration of such rights, by Seller or its Affiliates, including any of the Companies which relate to or are used in the BASF Pharmaceutical Business, which list shall be deemed part of Exhibit 13.14(a). Exhibit 13.14(b) lists all contracts, all of which are valid, binding and enforceable, under which Seller or its Affiliates, including any of the Companies is licensed or otherwise permitted to use any Intellectual Property right which is material to the BASF Pharmaceutical Business. Exhibit 13.14(a), Exhibit 13.14(b),
             Exhibit 5.1 and Exhibit 5.2 list all the patents and, upon delivery of the list referred to in the second sentence of this Section 13.14, trademarks, owned, and applications made for registration of such rights which are used in, or are necessary for, the conduct of the BASF Pharmaceutical Business as currently conducted. Exhibit
             5.1 list all patents owned by Seller and its Affiliates relating to D2E7.

13.15.1 To the Best Knowledge of Seller, none of the Intellectual Property listed in Exhibit 13.14(a), Exhibit 13.14(b), Exhibit 5.1 and
             Exhibit 5.2 has lapsed, has been abandoned or is subject to any pending opposition or cancellation proceeding before any registration authority in any jurisdiction, and no party thereto is in breach of any of the license agreements listed in Exhibit 13.14(b).

13.15.2 To the Best Knowledge of Seller no person is infringing on any of the intellectual property rights listed in any Exhibit to this Agreement or on any of the Transferred Patents.

13.15.3 (a) The Companies own, or, giving effect to the license of the patents contemplated by Section 13.14 will be licensed to use
             (in each case, free and clear of any liens or encumbrances whatsoever), all Intellectual Property used in or necessary for the conduct of the BASF Pharmaceutical Business as currently conducted; (b) to the Best Knowledge of Seller, no person is challenging, infringing on or otherwise violating any right of the Companies or Seller with respect to the BASF Pharmaceutical Business with respect to any Intellectual Property owned by or, to Seller's Actual Knowledge licensed to, the Companies or Seller with respect to the BASF Pharmaceutical Business and (c) neither the Companies nor Seller has received any written notice of any pending claim with respect to any Intellectual Property used by Seller or its Affiliates in connection with the BASF Pharmaceutical Business or the Companies and to the Best
             Knowledge of Seller no Intellectual Property owned or, to Seller's Actual Knowledge licensed by, Seller or its Affiliates in connection with the BASF Pharmaceutical Business or the Companies is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

             For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

13.15.4 Except for the Remaining Patents, all Intellectual Property used in the BASF Pharmaceutical Business and developed, owned or held, directly or indirectly, by any officer, director, employee or contractor of any of the Companies or, with respect to the BASF Pharmaceutical Business, Seller or any of its Affiliates, has been or prior to or as of the Closing will have been, duly and effectively transferred to the Companies or Purchaser. Except to the extent accrued on the balance sheet included as Exhibit 9.1(a) or as will be accrued on the Closing Net Asset Value Statement, neither the Companies nor, with respect to the BASF Pharmaceutical Business, Seller or any of its Affiliates, has any liabilities or obligations outstanding at the Closing Date under any invention or similar agreement or otherwise to any officer, director, employee or contractor with respect to Intellectual Property.

13.16.1 With respect to products manufactured or distributed by the BASF Pharmaceutical Business which are already in the market as of the date of this Agreement, to the Best Knowledge of Seller, none of such products infringes on and, to the Best Knowledge of Seller, except as disclosed in Exhibit 13.16.1, no third party has asserted that any such products infringe on, any intellectual property rights of any other person .

13.16.2 With respect to the products listed in Exhibit 13.16.2 which are in development as of the date of this Agreement, to the Best Knowledge of Seller, no third party has asserted in writing that such products infringe on any intellectual property rights of such third party. Except for the opinions of counsel to Seller and/or its Affiliates (which shall be delivered to Purchaser prior to Closing), Seller has provided to Purchaser or its representatives all material information available to Seller relating to D2E7.

13.16.3      Except as expressly set forth in Sections 13.16.1, 13.16.2, 15.1
             (II) and 15.1 (III), Seller (a) does not make any representation with respect to infringement of third party rights, and (b) does not assume any responsibility and liability with respect to infringement of third party rights, with respect to any products or product ideas or product proposals which, in each case, are under consideration for the BASF Pharmaceutical Business.

13.17 As of the Closing Date, all renewal fees shall have been paid and all other "administrative steps" shall have been taken which are required for the registration or maintenance of the intellectual property rights listed in Exhibit 13.14(a) and 13.14(b) to the extent they are registered or eligible for registration and of the Transferred Patents and the Remaining Patents.

13.18.1 As of the Closing Date, and to Seller's Actual Knowledge as of the date of this Agreement, the Companies have obtained and hold all permits, licenses or approvals required by environmental laws and necessary to the conduct of the BASF Pharmaceutical Business in the manner in which it has routinely been conducted. The Companies are in compliance with such permits and other requirements of applicable environmental laws.

13.18.2 None of the Companies has received any written request for information, demand letter, administrative inquiry, or formal or informal complaint notices from any governmental authority or otherwise of violation of any environmental laws which has not been complied with or any condition that might require remediation.

13.18.3      To the Actual Knowledge of Seller, the Real Property referred to in
             Section 13.13 above does not contain any underground storage tanks, surface impoundments containing any hazardous substances, PCB-containing materials, or any exposed, friable asbestos-containing materials.

13.18.4 Except as disclosed in Exhibit 13.18.4, none of the Companies has received any written notice, claim, or request for information relating to any third-party waste disposal site alleging that any of them is or may be liable to any person or governmental authority as a result of a release or threatened release or any other form of disposal of hazardous materials generated by any of the Companies or any third party on behalf of any of the Companies.

13.18.5 The Companies and to Seller's Best Knowledge, any entity for which any of them may be responsible, are not subject to any Environmental Liabilities and, to the Best Knowledge of Seller, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Best Knowledge of Seller, formerly, owned, operated or leased by the Companies or any entity for which any of them may be responsible, or operations thereon would reasonably be expected to result in Environmental Liabilities. Seller has provided to Purchaser all Environmental Reports prepared or dated since January 1, 1995 and available to Seller and any of its Affiliates.

13.18.6 As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by environmental laws or with respect to hazardous materials. As used in this Agreement, "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any environmental law that may affect any of the Companies.

13.19 Except as set forth in Exhibit 13.19: (a) the Companies have obtained, and are in compliance with, all licenses, permits and other authorizations required by applicable law or government regulations in connection with their business as now conducted, (b) none of the Companies has received any written notice from any governmental authority of violation of any laws which has not been complied with, and (c) the BASF Pharmaceutical Business has been conducted and each of the Companies is currently in compliance with all applicable laws (including without limitation, all laws relating to drug and pharmaceutical regulation, reporting, pharmacovigilance, sales and marketing, civil rights, occupational health and safety, antitrust, consumer protection, currency exchange, equal opportunity, and the Worker Adjustment Retraining Notification Act and similar state, local and foreign "plant closing" or reduction in force laws).

13.20        (a)    Seller has delivered to Purchaser prior to the execution of this Agreement the WEDIT Deloitte & Touche "Report on the draft Pro forma Financial Statements for the Pharmaceutical
                    Business for the Periods ending December 31, 1999, June 30,
                    2000, and September 30, 2000" attached to this Agreement as
                    Exhibit 9.1(a) and hereinafter referred to as the "Report".
                    The Report has been prepared in accordance with the provisions of the German Commercial Code taking into account as far as permissible under the German Commercial Code, U.S.
                    GAAP as described in more detail in Exhibit 13.20(a) (the
                    "Report Principles").

             (b) Each of the financial statements included in the Report (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the BASF Pharmaceutical Business and the Companies as of their respective dates or, as applicable, the consolidated results of operations, retained earnings or cash flows, as the case may be, of the BASF Pharmaceutical Business and the Companies for the periods set forth therein, in each case in accordance with the Report Principles consistently applied during the periods involved, except as may be noted therein. Except for inventories for which a reserve has been taken in preparation of the balance sheet included in Exhibit 9.1(a) or on the Closing Net Asset Value Statement, the inventories of the BASF Pharmaceutical Business and the Companies do not consist of, in any material amount, items that are obsolete or damaged, or of below standard quality. Such inventories are not (as of the date hereof) and will not be (as of the Closing Date) excessive, in any material respect, in kind or amount in light of the ordinary and normal course of business and reasonably anticipated needs of the BASF Pharmaceutical Business.

             (c) To Seller's Actual Knowledge, the companies have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Companies or described or referred to in the notes thereto, prepared in accordance with the Report Principles consistently applied, except for (i) liabilities or obligations accrued on the September 30, 2000 balance sheet contained in the Report, and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since September 30, 2000. To Seller's Actual Knowledge, any liabilities for government or customer paybacks or rebate programs, customs liability or similar arrangements have either been paid or are accrued on the September 30, 2000 balance sheet contained in the Report.

             (d)    Prior to January 31, 2001 Seller shall deliver to Purchaser
                    Exhibit 13.20 (d), which shall be a listing of all of the Companies' third party indebtedness for borrowed money outstanding, setting forth in each case the principal amount thereof. No payment defaults have occurred and are continuing under the agreements and instruments governing the terms of such indebtedness.

             (e) Since September 30, 2000 (i) except for the sale or transfer of the businesses described in clauses (a) through (d) in the definition "Discontinued/Excluded Businesses" (as defined above) the Companies have conducted their respective businesses, and Seller has conducted the BASF Pharmaceutical Business, only in, and have not engaged in any transaction other than in accordance with, the ordinary and usual course of such businesses, and (ii) there has not been any Material Adverse Effect.

13.21 Exhibit 13.21 and Exhibit 13.10, taken together, set forth a true and complete list of

             (i) each contract pursuant to which any of the Companies is obligated to expend more than EUR 5,000,000 per annum and which is not terminable pursuant to its terms by the respective Company on not more than sixty (60) days' notice (without liability, premium or penalty), other than purchase orders in the ordinary course of business;

             (ii) each contract between any of the Companies and Seller or any of Seller's Affiliates, including the Intercompany Manufacturing Agreements;

             (iii) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge or other agreement or instrument evidencing indebtedness of any of the Companies in excess of EUR 5,000,000 and that will continue in effect or with respect to which any of the Companies will have any liabilities following the Closing;

             (iv) any non-competition, restrictive covenant or other agreement that restricts any of the Companies from operating its business, including the BASF Pharmaceutical Business, or that would, after the Closing, to the Best Knowledge of Seller, limit or restrict Purchaser or any of its Affiliates (including the Companies) or any successor thereto, from engaging or competing in any line of business or in any geographic area anywhere in the world;

             (v) any material research and development agreement, sales and marketing agreement, or co-promotion agreement relating to the BASF Pharmaceutical Business not otherwise listed on Exhibit 13.14 (b);

             (vi) joint venture agreement,

             (vii) agreement for the sale, disposition, transfer or closure of any facilities, businesses or operation of Seller relating to the BASF Pharmaceutical Business or of the Companies, and

             (viii) any other contract, agreement, commitment or undertaking which is otherwise material to the BASF Pharmaceutical Business taken as a whole (clauses (i) through (viii) collectively, the "Material Agreements"). Exhibit 13.21 sets forth a correct and complete list of Material Agreements pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (the consents and waivers disclosed on Exhibit 13.21 being the "Material Agreement Consents"). The Intercompany Agreements are adequate and sufficient to permit the Companies to conduct the BASF Pharmaceutical Business as previously conducted, without any interruption of supply of materials or services thereunder, and have been negotiated on terms comparable to or better than those that could be obtained from third parties under similar circumstances. None of the Companies are a party to, or otherwise bound by, any con-tracts or agreements imposing off balance sheet commitments, including any foreign exchange or derivative contract.

13.22 Except as otherwise set forth in Exhibit 13.10, to the Best Knowledge of Seller, each of the Companies has performed all the obligations required to be performed by them under, and none of the Companies is in breach or default under, any Material Agreements. True and complete copies of all contracts listed in Exhibits 13.10, 13.14(b) and 13.21 have been delivered to Purchaser, and there are no amendments to, modifications of or significant agreements of the parties relating to any thereof, which have not been disclosed to Purchaser. Neither Seller nor any of the Companies has received any written notice from any other party to any of the Material Agreements threatening the cancellation or termination thereof.

13.23 As of the date of this Agreement there is no labor strike or other work stoppage of employees of any of the Companies currently in effect, and to the Best Knowledge of Seller, none is threatened. None of the Companies is a party to any collective bargaining, works council, union contracts, or other agreements which create any obligation or restriction on the Companies or Purchaser in the USA with respect to the termination of any employee or employees, and, to the Best Knowledge of the Seller, there is no activity or proceeding by any union, works council or other labor organization to organize or seek to represent any Employees in the USA.

13.24 The Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Companies (taking into account the cost and availability of such insurance).

13.25 No broker, investment banker, financial advisor or other person other than Wasserstein Perella & Co., Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

13.26 To the Best Knowledge of Seller neither any of the Companies, nor any of their respective Affiliates, officer, director, employee or agent (or any Person acting on behalf of any of the foregoing) has given or agreed to give (i) any gift or similar benefit of more than nominal value to any customer, supplier, governmental authority (including any governmental employee or official) or any other person who is or may be in a position to help, hinder or assist any of the Companies, the BASF Pharmaceutical Business or the person giving such gift or benefit in connection with any actual or proposed transaction relating to the BASF Pharmaceutical Business, which gifts or similar benefits would individually or in the aggregate subject the Companies, any of their respective Affiliates, officer, director, employee or agent to any fine, penalty, cost or expense or to any criminal sanctions, (ii) receipts from or payments to any governmental officials or employees, (iii) commercial bribes or kick-backs, (iv) political contributions, or (v) any receipts or disbursements in connection with any unlawful boycott and no such gift or benefit is required in connection with the operation of the Companies or the BASF Pharmaceutical Business to avoid any fine, penalty, cost, expense or Material Adverse Effect.

13.27        (a)      Seller shall deliver no later than 30 days after the
                      date of this Agreement Exhibit 13.27 (a) that shall list all major Pharmaceutical Products currently marketed by Seller and its Affiliates and the Active Ingredients used therein.

             (b) Exhibit 13.27(b) lists all compounds of Seller and any of its Affiliates that are in clinical development;

             (c) Exhibit 13.27(c) contains a true, accurate and correct list, separated by type, of all material Exclusive Active Ingredients and all Mutual Active Ingredients manufactured by Seller.

            (d) Exhibit 13.27 (d) lists all BASF Pharmaceutical Products that are custom manufactured by Seller or any of its Affiliates (except the Companies) for third parties.

             (e) As of the date hereof, to the Best Knowledge of Seller, there are no circumstances or facts concerning suppliers (including Seller, and its Affiliates as suppliers) of active ingredient, bulk product and finished product to the Companies that would reasonably be expected to have a Material Adverse Effect on the continued supply of such materials.

13.28 To the Actual Knowledge of the Seller, none of the data room files and records or the writings referred to in Section 14.2 contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein and therein, in the light of the circumstances in which they were or are made, false and materially misleading or materially misleading. Purchaser acknowledges that the opinions of counsel referred to in
           Section 13.16.2 have not been delivered to it or provided in the writings referred to in Section 14.2.



                                   SECTION 14
                         LIMITATIONS OF REPRESENTATIONS

14.1 Except as expressly set forth in Section 13 above, Seller does not make any express or implied representations under this Agreement. Any statutory warranties are hereby excluded to the extent permissible under mandatory law.

14.2 Any inaccuracy in any Representation made by Seller shall not trigger any rights of Purchaser under this Agreement to seek indemnity under Section 15.1(a) to the extent that such inaccuracy was disclosed prior to the date of this Agreement in a clear and comprehensible manner in any Exhibits to Section 13 of this Agreement, in the data room files and records made available to Purchaser on November 8, 9, 10 and 13, 2000 (a full and complete copy of which has been provided to Purchaser prior to the date of this Agreement), or in a writing (provided such writing was delivered prior to the date, and in the context of this Agreement), in each case to one or more of the following individuals: Brian Smith, Honey Lynn Goldberg, Jeffrey Leiden, Steven Weger, James L. Tyree, Steve Lichter, Terrence Kearney, John Poulos, John Leonard, Daniel Norbeck, Arthur Higgins and William Dempsey; provided, however, that no Environmental Reports delivered to Purchaser after December 13, 2000, or information contained therein, shall be deemed delivered, disclosed or made available prior to the date of this Agreement.

14.3 Wherever referred to in Section 13 above, "Actual Knowledge of Seller" means actual knowledge of any of Thorlef Spickschen, Ulrich Grau, Robert Kamen, Chris Schroder, Carter Eckert, Jurg Ambuhl, Markus Kramer, Fried-Walter Munstermann, Robert Anderson, John Conway, Andreas Biberbach, Joachim Scholz and the individuals listed on Ex-hibit 24.3(d), and "Best Knowledge of Seller" means actual knowledge of the aforementioned individuals and such additional knowledge which any such person could reasonably have obtained upon due inquiry into the matter concerned.

                                   SECTION 15
                                 INDEMNIFICATION

15.1 (I) Seller shall indemnify and hold harmless the Purchaser and each of its Affiliates, (including the Companies) (each a member of the "Purchaser Group") from and against any and all Damages (including, without limitation, costs and expenses of litigation and reasonable attorneys' fees) arising out of or related to:

             a) (i) The inaccuracy or breach of any of the Representations; or (ii) any inaccuracy or breach of any Representation that relates to any of the Companies in which the Seller currently has less than a 100 % direct or indirect ownership interest (each, a "Non-Wholly Owned Company"); provided, however, that Seller's obligation to indemnify the Purchaser pursuant to this subsection
                      (a)(ii) for each inaccuracy or breach shall be limited to
                      (x) the liability associated with such inaccuracy or breach multiplied by (y) the percentage of the Seller's ownership interest in the Non-Wholly Owned Company to which the inaccuracy or breach relates.

             b) The failure to perform or the breach of any of the covenants, obligations or other agreements of Seller contained in this Agreement; or

             c) Any Discontinued/Excluded Businesses or any Discontinued/ Excluded Businesses Liabilities.

             (II) Seller shall reimburse each member of the Purchaser Group for *** of all Excess D2E7 Royalties ("Seller D2E7 Payments"). "Excess D2E7 Royalties" shall mean the aggregate of all royalties paid on a worldwide basis under D2E7 License Agreements and that are in excess of *** of the Annual Net Sales of D2E7. "Annual Net Sales of D2E7" shall mean the aggregate worldwide annual net sales of D2E7 up to a maximum of ***. "D2E7 License Agreements" shall mean license and sublicense agreements executed prior to or after the date of this Agreement covering patents or patent applications published on the date of this Agreement, including, without limitation, ***. Seller shall pay Seller D2E7 Payments to
             Purchaser within 30 days after the receipt by Seller of a statement from Purchaser that sets forth the amount of the Seller D2E7 Payments and the basis upon which the Excess D2E7 Royalties were calculated, which statements shall be issued by Purchaser on a quarterly basis.

             (III) Seller shall reimburse each member of the Purchaser Group for *** of any and all expenses, including attorneys fees, incurred in connection with the defense of any claim, action, complaint, cause of action or proceeding commenced or threatened, based upon, arising out of, or related to the allegation that the manufacture, use or sale of D2E7 by any member of the Purchaser Group infringes patents or patent applications published on the date of this Agreement, including, without limitation, *** ("D2E7 Proceeding"). Purchaser shall have the right to control the defense and settlement of any D2E7 Proceeding. Purchaser shall keep Seller reasonably informed of all material developments and events relating to such D2E7 Proceeding, and Seller shall be entitled,

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

             at its expense, to employ its own counsel and to participate in, but not control, any D2E7 Proceeding. Expenses payable pursuant to this Section 15.1 (III) shall be paid within 30 days of Seller's receipt of Purchaser's quarterly invoice therefor.

             Seller shall be entitled to audit annually, at Seller's expense, the calculation of amounts payable pursuant to Section 15.1 (II) and (III).



15.2         Unless expressly provided for otherwise in this Section 15 or in
             Section 16.2, Purchaser and the other members of the Purchaser Group shall be entitled to indemnification pursuant to Section 15.1
             (a) above only if:

             a) a claim for indemnification based on an individual breach or inaccuracy of a Representation exceeds the amount of *** (each, an "Individual Claim"); and

             b) the total amount of all Individual Claims exceeds the amount of ***.

             For purposes of calculating amounts pursuant to this Section 15, all acts, occurrences, conduct or sets of facts that relate to the same subject matter (or, in the case of a breach of the Representation made in Section 13.11.2, all acts, occurences, conduct or sets of facts that relate to all breaches of such Representation) shall be considered aggregated as a single Individual Claim.

15.3 If the aforementioned threshold of *** is exceeded, Seller shall be liable for the entire claim amount that exceeds *** up to a maximum amount equal to *** of the Aggregate Purchase Price as adjusted pursuant to this Agreement.

15.4         The limitation of the liability of Seller set forth in Sections
             15.2 and 15.3 above shall not apply in case of a violation of any Representation made in Sections 13.1 through 13.4, Section 13.9 and
             Section 13.15.3(a). In this case, the liability of the Seller shall be limited to the amount of the Aggregate Purchase Price as adjusted pursuant to Section 9.

15.5         Any amounts owing or paid by Seller to Purchaser pursuant to
             Section 15.1 shall be reduced or refunded if and to the extent Purchaser or any other member of the Purchaser Group has received or receives insurance proceeds under any policy of insurance.

15.6 If and to the extent to which specific provisions have been made in the Closing Net Asset Value Statement with respect to a matter which is the subject of a claim for indemnification pursuant to
             Section 15.1 above, such claim for indemnification shall be reduced by the amount of such provision.

15.7 Any payment made by Seller to Purchaser or any other member of the Purchaser Group with respect to a claim of Purchaser pursuant to
             Section 15.1 above or Section 19 below is an adjustment of the Aggregate Purchase Price as allocated pursuant to this agreement.

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

15.8 Except as set forth in Section 16.2, any claims of Purchaser or any other member of the Purchaser Group pursuant to Section 15.1(a) above are subject to the following survival periods (Verjahrungsfristen), unless Purchaser has notified Seller of a specific claim in writing before the expiration of the applicable survival period and has initiated arbitration proceedings in the subject matter within six months of such notification in which case the survival period for such claim shall be interrupted (unterbrochen):

             a) claims pursuant to Sections 13.1 through 13.4, 13.9 and 13.15.3(a) above, and claims pursuant to Sections 13.13 and 13.14 which are based on a defect of title, shall be subject to a survival period of ***;

             b)       claims related to environmental issues pursuant to
                      Section 13.18.1 through 13.18.5 shall be subject to a survival period of ***; and

             c) claims not based on a defect in title and related to intellectual property pursuant to Sections 13.14 through
                      13.17 shall be subject to a survival period of ***;
                      and

             d)       all other claims shall be subject to a survival period of
                      ***.

             All survival periods shall commence at the Closing.

15.9 The provisions of this Section 15 shall not apply to any indemnity under any provision of this Agreement other than pursuant to
             Section 15.1, including indemnification with respect to Taxes set forth in Section 18, which shall be governed solely by Section 18.

                                   SECTION 16
                            EXCLUSION OF OTHER CLAIMS

16.1 Following the Closing, except for (a) Purchaser's right to adjust the Aggregate Purchase Price pursuant to Section 9 above, (b) claims for indemnification pursuant to Section 15 above, (c) claims pursuant to Section 16.2, (d) claims under the Tax indemnity in
             Section 18, (e) claims under Sections 19, 21, 22, 23 and 26 below, and (f) claims for specific performance of covenants and obligations of Seller under this Agreement, Purchaser and the other members of the Purchaser Group shall not be entitled to bring any claims against the Seller under this Agreement in connection with the condition of the BASF Pharmaceutical Business whether for reduction of the purchase price, rescission, damages or any other legal remedies regardless of their legal basis including breach of duty prior to contract (culpa in contrahendo) and tort. For the avoidance of doubt, this Section 16 shall not limit a party's ability to bring other claims under any other agreement, including any Intercompany Agreement, executed by Seller or any Affiliate of Seller.

16.2 Claims based on fraud or intentional acts of Seller are not excluded from the immediately preceding paragraph, nor are any such claims subject to the limitations on indemnification contained in
             Section 15.

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

                                       V.
                       COOPERATION, INDEMNITIES, CONTESTS

                                   SECTION 17
                                   COOPERATION

17.1 Each party hereto shall, and shall cause the Companies to, provide to the respective other party hereto such cooperation and information as any of them reasonably may request in filing any Tax return, mandatory Tax return or claim for refund or for the preparation of any audit and the Party requesting such cooperation shall reimburse the other Party for any reasonable out of pocket expenses incurred by such cooperating Party in complying with the request for cooperation. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax returns and relevant records. Each party will retain and Purchaser will cause the Companies to retain all Tax returns and all material records and other documents relating to Tax matters of the Companies for any taxable period or a portion thereof ending on or before the Closing Date until the later of the expiration of the statute of limitations for the taxable periods to which the Tax returns and other documents relate or eight years following the due date for such Tax returns. Thereafter, the party holding such Tax returns or other documents may dispose of them, provided that such party shall give to the other party written notice and an opportunity to take custody thereof prior to disposing of them.

17.2 Seller or Purchaser, respectively, shall be responsible for the preparation and filing of all Tax returns related to the Companies for fiscal years, or other periods for which Tax returns are due, ending on or prior to the Closing Date, consistent with the past practice of Seller and its Affiliates in the normal course of business prior to Closing, as follows: Seller shall be responsible for those Companies for which Seller or any Seller Companies prepared and filed Tax returns prior to Closing, and Purchaser shall be responsible for those Companies for which such Company or any other Company prepared and filed Tax returns prior to Closing. Seller and Purchaser shall provide each other, for review and approval, with a copy of each such Tax return at least 3 weeks prior to the due date (including any extension thereof) for the filing of such return. Each party's approval may not be unreasonably withheld, and in no event shall this Section operate to cause any such return to be filed after the due date (including any extension thereof) for filing such return.

17.3 The Seller and its Affiliates, and the Purchaser and the Companies shall each have the duty to reasonably cooperate in the prosecution or defense of all lawsuits and claims involving the BASF Pharmaceutical Business for events occurring prior to Closing, and the party requesting such cooperation shall reimburse the other party for any reasonable expenses incurred by such cooperating party in complying with the request for cooperation. Notwithstanding the foregoing, neither party shall be obligated to take or omit to take any action in connection with a lawsuit or claim which the party, acting reasonably and in good faith does not believe to be in its best interest.

                                   SECTION 18
                                  TAX INDEMNITY

18.1 Seller shall indemnify Purchaser on an After-Tax Basis against any liability for Taxes including any reduction of any tax loss carry forward or tax credit carry forward included in the Closing Net Asset Value, relating to the Companies for any taxable period ending on or before the Closing Date and any Pre-Closing Straddle
             Period if and to the extent such liability exceeds the liabilities or accruals taken into account by the Closing Net Asset Value Statement in accordance with Section 10.1 for Taxes relating to said period provided, however, that such obligation to indemnify shall be limited to the percentage of such liability which corresponds to the percentage of the direct or indirect ownership interest of Seller in the Companies sold hereunder. The foregoing obligation of Seller shall not apply if and to the extent to which the liability results from an adjustment for depreciation or accruals or from a write-up after previous depreciation or any other reallocation of deductible expenses made as regards a taxable period ending on or prior to the Closing Date or any Pre-Closing Straddle Period into a taxable period beginning after the Closing Date or in a Post-Closing Straddle Period and is compensated for by a Tax reduction in a taxable period beginning after the Closing Date or a Post-Closing Straddle Period that arises solely as a result of such adjustment; provided, however, that the net present value of such future Tax reduction shall be discounted at an interest rate of 6 percent p.a. "After-Tax Basis" shall mean grossing up of an indemnification payment under this Agreement for a Tax cost, if any, to the person receiving such payment arising from the receipt or accrual thereof, and in the case of indemnification payments under this agreement, reduced by the Tax benefit, if any, to the person receiving such payment resulting from its or a Company's incurring the Damages, loss, liability, damage or expense giving rise to such payment or the payment of any Taxes indemnified under Section 18. "Straddle Period" shall mean any taxable period beginning on or before and ending after the Closing Date. "Post-Closing Straddle Period" shall mean the portion of the Straddle Period beginning after the Closing Date. "Pre-Closing Straddle Period" shall mean the portion of the Straddle Period ending on the Closing Date.

18.2         Provided there are no amounts due from Seller to Purchaser under
             Section 18.1 hereof, Purchaser shall pay to Seller any Tax refund or credit received which relates to the Companies and is attributable to any taxable period that ends on or before the Closing Date or any Pre-Closing Straddle Period provided that such refund or credit has not been booked in the Closing Net Asset Value Statementor is not attributable to the use in such period of a loss, credit or other Tax item attributable to a taxable period beginning after the Closing Date or a Post-Closing Straddle Period.

18.3 For the purpose of Section 18.1 and 18.2, Taxes relating to the BASF Pharmaceuticals Business for any Pre-Closing Straddle Period shall be computed as if this period were a separate business year and will not be affected by developments in the Post-Closing Straddle Period. Depreciations and similar items will be allocated to the Pre-Closing Straddle Period on the one hand and the rest of the Post-Closing Straddle Period on the other hand on a PRO RATA TEMPORIS basis. All other items of income, gain, loss, expense, deduction or credit of the Pre-Closing Straddle Period and the Post-Closing Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. In case of a loss incurred in the Pre-Closing Straddle Period, the Tax loss carry forward shall be treated as a Tax Asset.

18.4 Any claim under this Section 18 shall be subject to a survival period expiring *** after the Tax assessment for the relevant Tax and the relevant period has become final.

18.5         Any  payment made by Seller or by Purchaser pursuant to this
             Section 18 is an adjustment of the Aggregate Purchase Price.

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

                                   SECTION 19
             SETTLEMENT AND ELIMINATION OF INTERCOMPANY OBLIGATIONS

19.1 For purposes of this Agreement, the term (i) "BASF Intercompany Obligations" means all intercompany notes, cash advances, receivables and payables between any Seller Company, on the one hand, and any of the Companies, on the other hand, except for Intercompany Trade Accounts, (ii) "Intercompany Trade Accounts" shall mean trade payables and trade receivables arising from transactions between any of the Companies, on the one hand, and any of the Seller Companies, on the other hand, (iii) "Intracompany Trade Accounts" shall mean trade payables and trade receivables arising from transactions between any of the Companies, as shown on the books and records of the relevant Companies as of the Closing Date, and (iv) "Seller Company" means Seller or any of its Affiliates , other than any Companies.

19.2 Prior to the Closing, Seller shall cause all Intercompany Trade Accounts and Intracompany Trade Accounts, which are outstanding as of the month ending no more than 30 days prior to Closing to be settled and paid.

19.3 Effective as of the Closing, all BASF Intercompany Obligations due and payable as of the Closing Date or attributable to any period ending on or prior to the Closing Date shall, for all purposes of this Agreement, be netted as between the appropriate obligors and obligees and the resulting balances shall be settled as of the Closing in a manner reasonably satisfactory to Purchaser, with the result that as of and following the Closing, there shall be no further obligation or liability with respect to any BASF Intercompany Obligations as of the Closing Date.

19.4 Within 60 days following Closing, Purchaser and Seller shall determine and reconcile all remaining Intercompany Trade Accounts outstanding as of the Closing.

19.5 Effective as of the Closing, Seller shall not assert and hereby waives or agrees to cause to be waived, claims by Seller or any of its Affiliates against the Companies (a) relating to transfer pricing of supplies and/or services including but not limited to research and development activities provided prior to Closing or
             (b) arising out of German tax sharing agreements (Korperschaft- and Gewerbesteuerumlage) between the Seller and any of its Affiliates, on the one hand, and any of the Companies, on the other hand, in effect during the time prior to the Closing (clauses (a) and (b) collectively, "Non-Asserted Claims"). Purchaser shall cause the Companies to not assert, and to waive any Non-Asserted Claims of such Companies against the Seller or Affiliates of the Seller (other than the Companies) insofar as such claims relate to the time prior to the Closing. Nothing set forth in this Section 19.5 shall affect, derogate, limit or otherwise prejudice Purchaser's rights under this Agreement, including, without limitation, Section 18, or any other agreement entered into in connection with this Agreement, or any written agreement between Seller or its Affiliates, and any of the Companies, that survives the Closing with respect to periods after the Closing.

                                   SECTION 20
                           CERTAIN CONTEST PROVISIONS

20.1 After acquiring knowledge of any claim of a third party which may trigger a claim by Purchaser or any other member of the Purchaser's Group against Seller for indemnification pursuant to Section 15 above or of any notice of administrative or judicial proceeding or proposed audit or Tax assessments relating to or affecting any of the Companies and with respect to which Purchaser or any other member of the Purchaser's Group intends to seek indemnification against Seller, Purchaser shall promptly give written notice thereof to Seller., provided, however, that any failure of Purchaser to so notify the Seller shall not relieve the Seller from any obligations hereunder to provide indemnification to the extent Seller is not materially prejudiced by such failure and in any event shall not relieve it from any liability which it may have otherwise than on account of Section 15. Such notice shall specify in reasonable detail the issue for such claim and shall include a copy of any relevant correspondence so far exchanged in this matter, if any. Within thirty (30) days of its receipt of such notice, Seller may elect to assume control over such administrative or judicial proceeding, audit or assessment or the defense of such claim, so long as Seller acknowledges in writing its obligation to indemnify Purchaser and/or any other member of the Purchaser's Group, as the case may be, in full with respect to such claims. If Seller so elects, Seller may so assume control and may employ counsel reasonably acceptable to the Purchaser, at the Seller's sole costs, expense and risk. As long as Seller is defending a claim in accordance with this Section 20.1, Purchaser shall provide or cause to be provided to Seller, any information reasonably requested by Seller relating to such claim, and Purchaser shall otherwise cooperate with and support Seller and its representatives in good faith in order to facilitate the effective contest of such claim, any reasonable out of pocket expenses expenses incurred by Purchaser in this regard to be paid by the Seller. Seller shall inform Purchaser of all developments and events relating to such claim and Purchaser shall be entitled, at its expense, to employ its own counsel and to attend and participate in , but not control, all conferences, meetings and proceedings relating to such claim. If Seller elects not to control such proceeding, audit or assessment or the defense of such claim, Seller shall be entitled, at its expense, to employ its own counsels, and to attend and participate in but not control all conferences, meetings and proceedings relating to such claim. After having given written notice to Purchaser of Seller's election to assume control of defense of any such claim, Seller shall, however, not be liable to Purchaser for any legal expenses subsequently incurred by Purchaser in connection with the defense as long as Seller assumes and conducts such defense in a timely and diligent manner. Notwithstanding the foregoing, this Section 20 shall not apply to Individual Claims unless and until all such claims exceed the amounts contained in Section 15.2. With respect to any third party claim for which indemnification is available ("Indemnified Claim") that is combined or joined with one or more claims which are not Indemnified Claims or with respect to an Indemnified Claim under which both the indemnified party and the indemnifying party may be liable, which either party desires to contest, control of such claim shall rest with the party having the larger amount in dispute, and the party in control may not settle or compromise any such claim without the prior written consent of the other party.

20.2 If Seller does not assume control of a defense of a specific claim in accordance with the provisions in Section 20.1, Purchaser shall have full control of such defense and such proceedings, including the right to settle, and Seller shall have no right to object to the results obtained by the Purchaser with respect to such claim. If requested by Purchaser,

             Seller shall cooperate in good faith with Purchaser in order to contest effectively such claim. Seller shall be entitled, at its expense, to employ its own counsel and to attend and participate in, but not control, all conferences, meetings and proceedings relating to such claim.

20.3 If Seller does assume control of a defense of a claim in accordance with the provisions in Section 20.1, it may, without the prior consent of Purchaser, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, on any claim whatsoever in respect of which indemnification could be sought: (i) under Sections 15 and 18, but only if such settlement, compromise or consent satisfies the conditions described in clauses (i), (ii) and (iii) of Section 26.4; or (ii) under Section 18, but only if such settlement, compromise or consent does not materially affect Taxes, (including by way establishing a precedent for Tax treatment of a Tax item of the Purchaser or any of the Companies in a taxable period beginning after the Closing Date or in a Post-Closing Straddle Period. If the Seller does not receive the written consent of the Purchaser which may not be unreasonably withheld Purchaser is deemed to have assumed control of the defense and the liability of Seller to indemnify the Purchaser is limited to the amount payable under the proposed settlement, compromise or consent. If any such proposed settlement compromise or consent does not satisfy all of the conditions in clause (i) of the preceding sentence or the condition in clause (ii) of the preceding sentence as applicable, the Seller must receive the written consent of the Purchaser prior to entering into same.

20.4         The provisions of this Section 20 shall not apply to
             Section 15.1(II) or 15.1(III).



                                       VI.
                                EMPLOYEE MATTERS

                                   SECTION 21
                            GENERAL EMPLOYEE MATTERS

21.1 Seller and its Affiliates shall be responsible for any and all payments, withholding and reporting obligations that arise on or after the Closing Date under terms of the Seller's stock option programs including payments, if any, which may be made by the Seller in its sole discretion, to settle option rights under the programs.

21.2 No employee or any other person (except the parties to this Agreement) shall be entitled to assert any claim against the Purchaser, its Affiliates or any of the Companies relating to the employment, compensation, employee benefits or benefit plans or programs based on or arising from any provisions of this Agreement.

21.3 Seller shall terminate, or cause to be terminated, prior to the Closing the participation of Employees in any stock purchase plan maintained by Seller or its Affiliates, and Seller and its Affiliates shall be responsible for any and all payments, withholding and reporting obligations that arise under the terms of any such stock purchase plan.

21.4 If the Pension Liabilities exceed the sum of (x) any cash, and the fair market value of the other assets as determined by mutual agreement of Purchaser and Seller, transferred to pension arrangements of Purchaser pursuant to Section 23.3 as part of the Group Pension Transfer Amount, (y) any cash, and the fair market value of other assets as determined by mutual agreement of Purchaser and Seller transferred to the Purchaser U.S. Defined Benefit Plan as part of the U.S. Pension Transfer Amount (excluding any accruals or interest credited after the Closing Date), and (z) the pension obligations as reflected in the Closing Net Asset Value Statement (the sum of (x), (y) and
             (z) hereinafter referred to as the "Transferred Amounts"), Seller agrees to indemnify Purchaser for such excess amount (such excess hereinafter referred to as "Purchaser Pension Indemnification Amount"). Seller agrees to pay Purchaser in cash the Purchaser Pension Indemnification Amount as soon as practicable but not later than 30 days after the date of the actuarial determination which fixes the Pension Liabilities. If the Transferred Amounts exceed the Pension Liabilities, Purchaser agrees to indemnify Seller for such excess amount (such excess amount hereinafter referred to as "Seller Pension Indemnification Amount"). Purchaser agrees to pay Seller in cash the Seller Pension Indemnification Amount as soon as practicable but not later than 30 days after the date of the actuarial determination which fixes the Pension Liabilities. Interest from the Closing Date to the date of payment, at a rate of 6% compounded annually, shall be paid along with the Purchaser Pension Indemnification Amount or Seller Pension Indemnification Amount, as applicable. Seller and Purchaser jointly shall provide Seller's and Purchaser's actuaries with all relevant plans and employee census information needed to calculate the Pension Liabilities within 45 days after Closing. The Pension Liabilities shall be determined by mutual agreement between Seller and Purchaser within 180 days after their actuaries' receipt of said information. If Seller and Purchaser cannot agree on the amount of the Pension Liabilities within said 180 period, the Seller and Purchaser shall appoint within five days a mutually acceptable actuary who shall review their calculations and within 45 days after appointment, render a final and binding decision on the amount of the Pension Liabilities and who shall, in making such decision, be limited on a plan by plan basis to either the position of Seller or Purchaser. The cost of the actuary shall be borne jointly by Seller and Purchaser. In connection with the procedures referred to herein, Seller and Purchaser shall provide each other and the actuaries referred to herein access to the relevant business records and other relevant documents, and shall permit the other party to consult with its employees and the employees of its Affiliates.

21.5 The indemnifications provided for in Section 21.4 above are separate and apart from any other indemnification provision of this Agreement. Any payment made by Seller or by Purchaser pursuant to
             Section 21.4 shall be treated as an adjustment of the Aggregate Purchase Price.

                                   SECTION 22
                           US EMPLOYEE BENEFIT MATTERS

22.1 Seller and Purchaser agree that the transactions contemplated by this Agreement shall not constitute a severance of employment of any of the U.S. Employees. Purchaser agrees to continue, without interruption, the employment of the U.S. Employees. The Purchaser may, however, terminate any U.S. Employee at any time for any reason provided, however, Purchaser shall be responsible for any severance obligations incurred with respect to the termination of any U.S. Employee after the Closing.

22.2 Subject to the provisions of this Section 22, U.S. Employees shall be eligible to participate in and be subject to the provisions of all employee benefit plans, programs and policies of Purchaser and its Affiliates, other than Purchaser's defined benefit plans, qualified or unqualified, on the same basis as similarly situated employees of the Purchaser and its Affiliates including any applicable severance pay plan or policy.

22.3 To the extent that service is relevant for purposes of determining participation, vesting or eligibility for benefits under any health, welfare, post-employment medical or life insurance plan, or any vacation or severance plan, program or policy established, maintained or contributed to by the Purchaser or any of its Affiliates, U.S. Employees shall receive credit under the terms of such employee benefit plan, program or arrangement for service with the Seller and its Affiliates prior to the Closing.

22.4 Effective as of the Closing, each U.S. Employee and their eligible dependents who was participating in the health and welfare benefit plans and programs of the Seller and its Affiliates shall become entitled to participate in the medical, dental, life insurance and other welfare benefit plans provided by Purchaser or its Affiliates to similarly situated employees. To the extent that any welfare benefit plan in which any U.S. Employee participates after the Closing Date (i) imposes any pre-existing condition limitation, such condition shall be waived, or (ii) has a deductible or requires a co-payment that is subject to maximum out-of-pocket limitation, each U.S. Employee will receive credit toward any such co-payments and deductibles under such welfare benefit plan of Purchaser or its Affiliates for any costs paid by the U.S. Employee under the applicable Seller welfare benefit plan or program during the portion of the relevant plan year or other period preceding the Closing under such welfare plan of Purchaser or its Affiliates.

22.5.1 Effective as of the Closing, U.S. Employees shall cease active participation in all qualified and non-qualified defined benefit pension arrangements maintained by the Sellers' BASF Corporation Affiliate (the "Seller U.S. Defined Benefit Plans"), and Seller shall take, or cause to be taken, all such action as may be necessary to effect such cessation of their participation under Seller U.S. Defined Benefit Plans as of the Closing. Purchaser will take, or cause to be taken, all action as may be necessary to cause such U.S. Employees who are participants in the BASF Corporation Salaried Employees' Pension Plan (the "Seller U.S. Qualified Defined Benefit Plan") to become participants in a defined benefit pension plan which meets the requirements for qualification under Section 401 (a) of the Code to be established by Purchaser or one of its Affiliates (the "Purchaser U.S. Defined Benefit Plan") as of the Closing and which provides each such U.S. Employee benefits which are substantially similar to those provided under the Seller U.S. Qualified Defined Benefit Plan as of the Closing. Each U.S. Employee who was a participant in the Seller U.S. Qualified Defined Benefit Plan on the Closing shall be granted credit for service with Seller and its Affiliates which was recognized under the terms of the Seller U.S. Qualified Defined Benefit Plan as of the Closing for purposes of participation, eligibility, vesting, retirement eligibility and, subject to the transfer of assets and liabilities contemplated by Section 22.5.2 below, benefit accrual under the Purchaser U.S. Defined Benefit Plan.

             Purchaser will take, or cause to be taken, all action necessary to cause (i) U.S. Employees and (ii) retirees who were employees of the Companies immediately prior to retirement (the "Retirees"), participating in the BASF Corporation Supplemental Executive Retirement Plan, the BASF Corporation Policy No. BCR 008 Retirement Supplement Plan, the Excess Retirement Plan of BASF Corporation or the Boots Company Supplemental Executive Retirement Plan (collectively, the "Seller U.S. Non-Qualified Defined Benefit Plan") to become participants in a non-qualified defined benefit plan to be established by Purchaser or one of its Affiliates
             (the "Purchaser U.S. Non-Qualified Defined Benefit

             Plans") which shall (i) accept the Pension Liabilities with respect to such U.S. Employees or Retirees and (ii) provide such U.S. Employees and Retirees benefits which are substantially similar to the Pension Liabilities associated with such U.S. Employees and Retirees under the Seller U.S. Non-Qualified Defined Benefit Plans as of the Closing. Each U.S. Employee or Retiree who was a participant in the Seller U.S. Non-Qualified Defined Benefit Plans on the Closing shall be granted credit for service with Seller and its Affiliates which was recognized under the terms of the Seller U.S. Non-Qualified Defined Benefit Plans as of the Closing for purposes of participation, eligibility, vesting, retirement eligibility and, to the extent included in the Pension Liabilities, benefit accrual under the Purchaser U.S. Non-Qualified Defined Benefit Plan.

22.5.2 As soon as practicable after Closing, Seller shall cause the Seller U.S. Qualified Defined Benefit Plan to transfer to the Purchaser U.S. Defined Benefit Plan an amount (hereinafter referred to as the "U.S. Pension Transfer Amount") in cash, or in securities to be mutually agreed on by Seller and Purchaser, in respect of the Pension Liabilities determined with respect to the Seller U.S. Qualified Defined Benefit Plan. The U.S. Pension Transfer Amount will be a total amount of assets equal to the amount required to make the transfer compliant in all respects with requirements under Section 414(l) of the Code. Interest on the U.S. Pension Transfer Amount from the date the U.S. Pension Transfer Amount is determined to the date of transfer at a rate of 6% compounded annually shall be transferred along with the U.S. Pension Transfer Amount. The amount necessary to comply with
             Section 414(l) of the Code shall be determined using the actuarial assumptions provided in the attached Exhibit 22.5.2.

22.5.3 Prior to any transfer of assets and liabilities, Seller shall present an opinion of counsel reasonably satisfactory to Purchaser to the effect that the terms of the Seller U.S. Qualified Defined Benefit Plan meet in all material respects the requirements of
             Section 401(a) of the Code (or can be timely amended to meet such requirements) and other applicable laws, and Purchaser shall present an opinion of counsel reasonably satisfactory to Seller to the effect that the terms of Purchaser U.S. Defined Benefit Plan meets in all material respects the requirements of Section 401(a) of the Code (or can be timely amended to meet such requirements).

22.5.4 Seller and Purchaser jointly shall provide Seller's and Purchaser's actuaries all relevant documents and employee census information needed to calculate the U.S. Pension Transfer Amount within 45 days after Closing. The U.S. Pension Transfer Amount shall be determined by mutual agreement between Seller and Purchaser within 60 days after receipt of said information. If Seller and Purchaser cannot agree on the amount of the U.S. Pension Transfer Amount within said 60 day period, the Seller and Purchaser shall appoint within five days a mutually acceptable actuary who shall review their determinations and within 45 days after appointment, render a final binding decision on the amount of the U.S. Pension Transfer Amount and who shall, in making such decision, be limited to either the position of Seller or Purchaser. The cost of the actuary shall be borne by Seller and Purchaser. In connection with the procedures referred to herein, Seller and Purchaser shall provide each other and the actuaries referred to herein access to the relevant business records and other relevant documents and shall permit the other party to consult with its employees and the employees of its Affiliates.

22.5.5 In transferring the assets and liabilities from the Seller U.S. Qualified Defined Benefit Plan to Purchaser U.S. Defined Benefit Plan, Purchaser and its Affiliates and Seller and its Affiliates shall comply with all applicable requirements of Sections 411(d)
             (6), 414(l)
             and 401(a)(12) of the Code. Purchaser and its Affiliates shall, in the administration of Purchaser U.S. Defined Benefit Plan, comply with Sections 411(d)(6), 414(l) and 401(a)(12) of the Code and regulations thereunder with regard to accrued benefits transferred from the Seller U.S. Qualified Defined Benefit Plan. Further, the Purchaser U.S. Defined Benefit Plan shall honor the provisions of the domestic relations orders that are contained in the personnel and pension files of the U.S. Employees which are delivered to Purchaser and which previously have been determined qualified by Seller pursuant to Section 206(d)(3) of ERISA and
             Section 414(p) of the Code, and shall administer such orders in accordance with the terms thereof. Notwithstanding anything to the contrary in this Section 22.5, Purchaser reserves the right to amend, modify or suspend the Purchaser U.S. Defined Benefit Plan at any time or from time to time or terminate such plan at any time.

22.5.6 In connection with the implementation of this Section 22.5, Purchaser and its Affiliates and Seller and its Affiliates shall cooperate in the exchange of information, the notification of affected employees and in the preparation of any documentation required to be filed with the IRS, DOL (U.S. Department of Labor), PBGC (U.S. Pension Benefit Guaranty Corporation) or any other applicable governmental agency.

22.5.7 Except with respect to the liabilities that have been actually transferred to the Purchaser pursuant to Section 22.5, on and after the date of this Agreement, Seller shall retain all liability for the administration, management and funding of Seller's U.S. Defined Benefit Plans, qualified and non-qualified, and Purchaser shall have no such liability with respect to those Plans.

22.6 As of the Closing Date, the U.S. Employees shall cease active participation in the Seller Employee Savings Plan (the "Seller U.S. Defined Contribution Plan") and Purchaser will take, or cause to be taken, all action as may be necessary to cause such U.S. Employees to become eligible to participate in a U.S. Qualified Defined Contribution Plan of Purchaser or one of its Affiliates (the "Purchaser U.S. Defined Contribution Plan") as of such Date, or as soon thereafter as is administratively practical, on the same basis as similarly situated employees of the Purchaser. Service of each U.S. Employee recognized under terms of the Seller's U.S. Defined Contribution Plan for periods prior to the Closing Date shall be credited to the U.S. Employee for all purposes (including eligibility and vesting) under the Purchaser U.S. Defined Contribution Plan.

             Seller shall advise participants in the Seller U.S. Defined Contribution Plan who are U.S. Employees of their right to elect to receive a rollover distribution of their individual nonforfeitable account balances and nonforfeitable accrued benefits, respectively, in accordance with the terms of such plan by reason of the transactions contemplated by this Agreement. Any U.S. Employees who are participants in the Seller U.S. Defined Contribution Plan shall be 100% vested in their accrued benefits and individual account balances under such Seller U.S. Defined Contribution Plan as of the Closing Date. Purchaser and Seller may agree to allow U.S. Employees who are participants in the Seller U.S. Defined Contribution Plan to elect direct rollover distributions from such Seller U.S. Defined Contribution Plan to the Purchaser U.S. Defined Contribution Plan in a directed rollover. Effective as of the Closing Date, Purchaser shall amend the Purchaser U.S. Defined Contribution Plan to the extent necessary to enable U.S. Employees who were participants in the Seller U.S. Defined Contribution Plan to elect rollover distributions, which may include any outstanding loan notes from such Seller U.S. Defined Contribution Plan in accordance with Section 402 of the Code. In order to rollover an out-standing loan note, a U.S. Employee shall be required to execute
             (i) an acknowledgement that the Purchaser U.S. Defined Contribution Plan will be substituted for the applicable Seller U.S. Defined Contribution Plan as the obligee of the loan note, (ii) a payroll authorization form and (iii) any other forms deemed necessary by the plan administrator for the Purchaser U.S. Defined Contribution Plan. No other assets shall be transferred from any Seller U.S. Defined Contribution Plan to the Purchaser U.S. Defined Contribution Plan other than as specified herein. All directed rollovers between any Seller U.S. Defined Contribution Plan and any Purchaser U.S. Defined Contribution Plan will be in the form of cash and loan notes, as described herein.

                                   SECTION 23
                     NON-US EMPLOYEE PENSION BENEFIT MATTERS

23.1 Seller and Purchaser agree that the transaction contemplated by this Agreement shall not constitute a severance of employment of any of the Employees participating in a Group Pension Arrangement regardless of whether or not a transfer of Pension Liabilities will be made from a Group Pension Arrangement to a pension arrangement of the Purchaser.

23.2 To the extent that service is relevant for purposes of determining participation, vesting or eligibility for benefits under a Purchaser's pension arrangement in which an Employee may participate, the Employees shall receive credit under the terms of such pension arrangement for pensionable service they had under the Group Pension Arrangement. Seller shall use its best endeavours to allow Purchaser to continue the membership of the Employees in the Group Pension Arrangement for one year after Closing or, if shorter, such period which is admissible under the respective local law or plan rules. During the temporary period of participation the Purchaser shall make contributions or premiums to the Group Pension Arrangement at an equivalent rate as Seller makes for its similarly situated employees.

             In Germany, Purchaser may ask for approval to continue the membership of the relevant Employees in the BASF Pensionskasse VVaG for life, and in such event Seller shall use its best endeavours to assist Purchaser in securing such approval and assure that it will be granted. Purchaser shall then be required to accept the statutes and general policy conditions of the BASF Pensionskasse VVaG provided that the statutes and policy conditions are applied on a uniform and non-discriminatory basis as to the Seller's employees and employees of the Companies. In particular, Purchaser shall be required to pay as and when required the necessary contributions, at an equivalent rate as Seller contributes for its similarly situated employees, to fund the pension liabilities accruing after Closing, including any reasonable administration fee to which Seller and Purchaser shall mutually agree.

23.3 If a transfer of Pension Liabilities shall be made from a Group Pension Arrangement to a pension arrangement of the Purchaser, Seller and Purchaser agree to use their best endeavours to procure that any necessary approval of the appropriate regulatory authority is obtained as soon as reasonably practicable after the expiry of the Seller's participation period in the Group Pension Arrangement. If the Purchaser becomes responsible for meeting any Pension Liabilities accrued prior to Closing under a Group Pension Arrangement following transfer of such liabilities, Seller shall use its best endeavours to ensure that assets held in trust funds or insurance contracts in respect of such liabilities are transferred to suitable pension arrangements of the Purchaser. Seller will endeavour to ensure that such asset transfers shall be equivalent to such amount required under locally applicable transfer law and regulations (the "Group Pension Transfer Amount"). Interest on the Group Pension Transfer Amount from the Closing Date to the date of transfer at a rate of 6% compounded annually shall be transferred along with the Group Pension Transfer Amount.

             In the event that, during the period of temporary participation in a Group Pension Arrangement, a contribution or premium is paid in respect of Pension Liabilities that is subsequently assumed by the Purchaser, then Seller shall use its best endeavours to ensure that the amount of these premiums or contributions, including appropriate interest, is transferred to the Purchaser's pension arrangements, less reasonable deduction for administrative costs, as determined by mutual agreement of Seller and Purchaser. In the event any such transfer for post-Closing contributions or premiums, or interest thereon, cannot be made for any reason, Seller shall make a direct cash payment to Purchaser to reimburse Purchaser for any such amounts. Such payment will be within 30 days after Purchaser's notification to Seller.

23.4 Seller will permit no transfer of the Pension Liabilities and the assets related thereto from a Group Pension Arrangement unless Seller is satisfied as to the nature of the pension benefits which will be provided by Purchaser for the respective Employees.

23.5 In transferring Pension Liabilities from the Group Pension Arrangement to the pension arrangement of Purchaser, Seller and Purchaser shall comply with all applicable legal requirements.

23.6 If under local requirements the consent of an employee is required to a transfer of Pension Liabilities, such consent shall be sought by Seller and Purchaser.

                                      VII.
                   ADDITIONAL OBLIGATIONS PRIOR TO THE CLOSING

                                   SECTION 24
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

24.1.1 Seller covenants that it will, or, subject to the restrictions established by applicable mandatory law, will cause the Companies to, conduct the BASF Pharmaceutical Business in the ordinary course of business and consistent with past practices for the period between the execution of this Agreement and the Closing and, to the extent consistent therewith, use their best efforts to preserve intact their assets, including Intellectual Property and Patents and current business organizations (except as provided in Section 4), use their best efforts to keep available the services of their key employees (without, however, any obligation to improve their employment terms) and preserve their relationships with those persons having business dealings with them.

24.1.2 Except as required by law, Seller shall not, and will not permit any of the Companies to, voluntarily take any action that would, or that could reasonably be expected to, result in any of the Closing Conditions not being satisfied.

24.1.3 (a) Upon the terms and subject to the conditions set forth in this Agreement, including Section 32.6 hereof, each of the parties will use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and, if practicable, before March 31, 2001, the transactions contemplated hereby, including best efforts to (i) obtain all necessary actions or non-actions, waivers, consents and approvals from governmental entities and make all necessary registrations and filings (including filings with governmental entities) and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) obtain all necessary material consents, approvals or waivers from third parties, (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (iv) when the Structure Option is exercised by Seller, have the Demerger registered in the Commercial Register of both Knoll AG and the Partnership, and (v) with respect to the India Shares and the Pakistan Shares, use best efforts to effect their transfer to Purchaser by taking such actions as may be necessary under applicable law.

24.1.4 Seller and the Companies shall continue their course of action and strategies, as outlined to Purchaser in the presentations made on November 13, 2000, with respect to state and federal regulatory submissions affecting Synthroid.

24.1.5 Unless the Structure Option is exercised by Seller, Seller shall cause Knoll Deutschland GmbH to be merged into Knoll AG pursuant to
             Section 4.

24.2 During the period between the execution of this Agreement and the Closing, Seller shall not, and, subject to the restrictions established by applicable mandatory law, will procure that each of the Companies shall not, without the prior written consent of Purchaser such consent not to be unreasonably withheld, do any of the following unless expressly provided for in Section 24.3 or elsewhere in this Agreement:

             a) sell, dispose of, pledge, license, assign or otherwise encumber any of (i) the assets of the BASF Pharmaceutical Business other than in the ordinary course of business consistent with past practice or any of the Shares or (ii) its Intellectual Property including without limitation the patents and patent applications described in Section 15.1
                      (II);

             b) authorize for issuance or issue any capital stock of the Companies or securities or rights convertible into or exchangeable for shares or securities or rights convertible into or exchangeable for such shares or amend their articles of association;

             c) purchase or otherwise acquire or offer to purchase or otherwise acquire any (i) shares or other participation in a corporation, partnership or other entity by any of the Companies, or (ii) other assets with the purchase price in excess of EUR 500,000 other than in accordance with the Companies' capital plan, a copy of which has been provided to Purchaser;

             d) enter into any collective bargaining or shop agreements with respect to any of the Companies or, except for increases required by applicable collective bargaining agreements or shop agreements, grant any increase in the rates of pay or benefits to, or enter into any new Employee Benefit Plan or make any other change in the employment terms for, any of their directors, officers and employees in the BASF Pharmaceutical Business;

             e) enter into any contract or other arrangement which (i) may result in a material change in the nature or scope of the BASF Pharmaceutical Business, or (ii) if it existed on the date hereof, would be required to be listed on Exhibit 13.13, 13.14 or 13.21, or amend or terminate any of the agreements listed on Exhibit 13.13, 13.14 or 13.21;

             f) abandon, or take or omit to take any action that may limit the scope or value of, any of its assets, including without limitation, any patent or patent application filed by it or any of its Affiliates (including the Companies) unless such abandonment, action or omission, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

             g)       except as otherwise expressly permitted by this Agreement
                      (i) initiate any action, suit, proceeding or submission before any court or governmental authority; and (ii) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to it or its properties, operations or business, except for settlements within applicable insurance coverage limits, and settlements complying with the conditions of Section
                      20.3 or 26.4 and against which Seller shall indemnify Purchaser;

             h) lend any money or otherwise pledge its credit except in the ordinary course of business consistent with past practices;

             i) materially increase the number of individuals employed by the Companies;

             j) take, and shall use its best efforts not to suffer or permit, any action which would render untrue any of the Representations of Seller contained herein;

             k) accelerate orders or sales or offer any special terms, discounts or purchase programs (including by providing credit terms outside of ordinary and normal course);

             l) materially change or diminish the nature, scope and level of effort associated with research and development activities (including protocols, clinical programs, funding and expenditure levels), including, without limitation, any of the foregoing associated with D2E7; or

             m) enter into any nontrade, intercompany financing or loan arrangement with any Company that is a non-wholly-owned subsidiary or Affiliate of Seller.

24.3 During the period between the execution of this Agreement and the Closing, Seller shall have the right, but shall not be obligated, to take, or cause to be taken by the Companies, the following action:

             a)       pay off Financial Debt,

             b) except as otherwise provided in Section 24.2(m) distribute cash dividends or withdraw cash from Companies that are wholly owned by Seller in other forms permissible under applicable law e.g. by repurchase of shares or reduction of capital,

             c) eliminate debt of the BASF Pharmaceutical Business in forms other than payment of debt, e.g. waive debt owed to Seller, or cause the BASF Pharmaceuticals Business to be released from debt owed to third party creditors,

             d) cause the employees listed in Exhibit 24.3(f) to cease to be employed by the BASF Pharmaceutical Business,

             e) transfer the Shares to any other wholly-owned Affiliate of BASF.

24.4 Seller shall ensure that each of the Companies shall have adequate insurance coverage in line with past practice and custom with regard to coverage, terms and costs from the date of this Agreement until the Closing.

24.5 During the period between the execution of this Agreement and the Closing, Seller covenants that it will, and will cause the Companies to:

             a) except with respect to competitively sensitive information restricted by applicable merger control and antitrust laws, permit Purchaser and its representatives to have reasonable access, upon reasonable advance notice, to the assets, employees, books and records of Seller and its Affiliates, with respect to the BASF Pharmaceutical Business and the Companies, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax, regulatory, R&D, and operating data and other available information with respect to the BASF Pharmaceutical Business as Purchaser may from time to time reasonably request or that may otherwise be reasonably required by Purchaser, including such data and information as may be necessary for Purchaser, Deloitte & Touche GmbH and Purchaser's representatives to prepare the U.S. Financial Statements and any pension calculations required to be included therein;

             b)       permit Purchaser and its representatives to conduct
                      Phase I environmental reviews at the Real Property. Purchaser shall conduct any such reviews in a manner that minimizes the disruption conduct of the ongoing business at the site; and

             c) make available to Purchaser for its inspection and copying such documents and instruments for the purpose of establishing that Seller owns the Companies in the manner and in the percentages as set forth on the Exhibits identified in Sections 13.1-13.4.

24.6 Seller will promptly advise Purchaser in writing if it obtains knowledge of (i) any Representation set forth in this Agreement becoming untrue or inaccurate in any respect, or (ii) a failure by it to comply with or satisfy any material covenant or agreement to be complied with or satisfied under this Agreement which, in either case would result in the failure of the condition described in
             Section 11.1.2.

24.7. Purchaser shall as promptly as practicable after the date hereof, with such assistance from Seller as Purchaser may reasonably request, file for and use its best efforts to obtain all applicable (including Drug Enforcement Agency "DEA") governmental registrations and/or licenses regarding controlled substances that are required for Purchaser to conduct the BASF Pharmaceutical Business as currently conducted. In the event that all applicable DEA and other registrations and/or licenses regarding controlled substances required for Purchaser to conduct the BASF Pharmaceutical Business as currently conducted are not in effect at the time of the Closing, Purchaser and Seller agree to cooperate and use all commercially reasonable efforts to obtain all DEA and other required registrations and/or licenses regarding controlled substances that Purchaser may require to conduct the BASF Pharmaceutical Business as currently conducted and to own and operate the Companies. Upon Purchaser's request, Seller shall apply to the DEA and other relevant government entities and regulatory agencies for permission for Purchaser to operate the BASF Pharmaceutical Business under Sellers' existing DEA and comparable controlled substance registrations and/or licenses from the Closing Date until Purchaser receives all required DEA and controlled substance registrations and/or licenses for the BASF Pharmaceutical Business.

24.8 After the Closing, Seller will exercise its ownership rights to cause Hokuriku (and such other Companies, if any, the Shares of which are not transferred at Closing pursuant to Section 12.5) to conduct their business only in the ordinary course consistent with past practice, and otherwise will exercise its ownership rights with respect to Hokuriku in a manner consistent with Section 24. Without limiting the generality of the foregoing, the business of such Companies shall be operated after the Closing for the account of Purchaser, and no dividends or distribution or other payments with respect to shares held in such Companies may be made or declared following the Closing.



24.9 Prior to Closing, the parties to this Agreement will negotiate in good faith any amendments to the Intercompany Agreements or new Intercompany Agreements (including a transition and support services agreement) as may be necessary to meet the reasonable needs of Purchaser, and otherwise to ensure that the BASF Pharmaceutical Business continues to be operated after the Closing in a manner consistent with the manner it was operated prior to the Closing including, without limitation, any amendments to the lease (the "Wyandotte Lease") of the real property located in Wyandotte, Michigan ("Wyandotte Property"). Without limiting the foregoing, the Wyandotte Lease will contain as of the Closing or will be amended to contain appropriate cross-indemnity provisions relating to Environmental Liabilities arising from the operations at the Wyandotte Property by Purchaser and Seller, respectively. Notwithstanding any provision in a given Intercompany Agreement, Purchaser may elect at any time for a period of five years from the Closing Date and upon 30 days prior written notice to Seller, to terminate any of the Intercompany Agreements in whole or in part.

24.10 At Closing, as far as practicable, or after the Closing, Seller shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Purchaser such deeds, assignments, bills of sale, Consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Purchaser, and take all such other action, as Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Purchaser good and marketable title to, and to put Purchaser in actual possession and operating control of the Shares, the Transferred Patents and the BASF Pharmaceutical Business, free and clear of all liens and encumbrances. Without limiting the generality of the foregoing, if any assets or rights, including any and all rights in Intellectual Property, that are to be held by or transferred to the Companies or licensed for the benefit of Purchaser in accordance with the terms of this Agreement, have not been so held, transferred or licensed as of the Closing, Seller shall, and shall cause its Affiliates to, as applicable, take such actions as are necessary to ensure that the title to such assets and/or licenses to use such rights are so held, transferred or licensed without undue delay as soon as commercially practicable or lawfully possible.

             Within 60 days after the date of this Agreement, Seller will provide or make available to Purchaser true, correct and complete copies of all policies of insurance to which any of the Companies is a party or is a beneficiary or named insured.

             After the Closing, Seller will cooperate with Purchaser in ensuring the effective transfer to Purchaser of any trade names, corporate logos, the content of all websites of Seller that relate to the BASF Pharmaceutical Business and any registered domain names that relate to the BASF Pharmaceutical Business.

24.11 No later than the following dates Seller shall identify and represent inventory levels, in sufficient detail to enable Purchaser to understand inventory levels of the BASF Pharmaceutical Business as of the listed dates:



-----------------------------------------------------------------------------------------------------------
                            DELIVERY DATE                     INVENTORY DATE
-----------------------------------------------------------------------------------------------------------
             January 15, 2001                                November 30, 2000
-----------------------------------------------------------------------------------------------------------
             January 31, 2001                                December 31, 2000
-----------------------------------------------------------------------------------------------------------
             Each month end thereafter through Closing       Previous month
-----------------------------------------------------------------------------------------------------------


             Purchaser and Seller shall work cooperatively and Seller shall use and shall cause the Companies to use, their best efforts to reduce inventory levels below *** for periods after December 31, 2000 through the Closing.

24.12 Prior to Closing Seller shall repay the intercompany loan payable to Hokuriku.

24.13 Seller shall cooperate with Purchaser prior to closing to allow to take such steps as are necessary to convert Knoll AG into a GmbH, effective no earlier than one day after the Closing Date.

                                      VIII.
                      ADDITIONAL OBLIGATIONS OF THE PARTIES

                                   SECTION 25
                  SHARED SUBSTANCES LIBRARY, PATENTS, LICENSES

25.1 With respect to the Remaining Patents, Seller hereby grants to Purchaser an irrevocable, exclusive, paid-up license for the life of the respective patent, with the right to grant sublicenses, in the Pharmaceutical Field and a corresponding exclusive license to make, use and sell the Exclusive Active Ingredients and a corresponding non exclusive license with respect to the Mutual Active Ingredients, which licenses shall be subject to the terms and conditions of a separate license agreement.

25.2 With respect to Shared Substances located on the premises of Seller or Seller's Affiliates, Seller upon request of Purchaser shall permit Purchaser or the Companies to screen such

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

             Shared Substances free of charge subject to the provisions of
             Section 25.4 below, and Seller hereby grants to Purchaser with respect to Seller's Shared Substance Patents an irrevocable, exclusive, paid-up license for the life of the respective patent with the right to grant sublicenses in the Pharmaceutical Field and the Pharmachemical Field. However, to the extent that physical inventories of Shared Substances which are located on the premises of Seller have been depleted, Seller shall not be obligated to reproduce any Shared Substances for the Purchaser which in its turn shall have the right to reproduce such Shared Substances.

25.3 With respect to Shared Substances located on the premises of the Partnership, Purchaser on request of Seller hereby permits Seller or Affiliates of Seller to screen such Shared Substances free of charge subject to the provisions of Section 25.4 below, solely for use outside both the Pharmaceutical Field and the Pharmachemical Field and hereby grants to Seller with respect to such Shared Substance Patents an irrevocable, paid-up, exclusive license for the life of the respective patent with the right to grant sublicenses outside the Pharmaceutical Field and the Pharmachemical Field. However, as far as Shared Substances which were located on the premises of the Partnership have been depleted, Purchaser shall not be obligated to reproduce any Shared Substances for the Seller which in its turn shall have the right to reproduce Shared Substances.

25.4 The right to screen Shared Substances shall not apply to (i) Shared Substances which are available in less than 100 mg quantity, (ii) Shared Substances being developed or sold commercially and closely related structures thereto, or (iii) Shared Substances which have been licensed to one or more third parties or are still subject to active evaluation and/or development by a party and/or a prospective or actual licensee of such party.

                                   SECTION 26
                             CONDUCT AND LITIGATION

26.1 Indemnification. Seller agrees to indemnify and hold harmless Purchaser and each of Purchaser's Affiliates and Subsidiaries, including the Companies, from and against:

                      (i) any and all loss, liability, damage and expense whatsoever arising from any pending and/or future claim, actions, complaints, causes of action, and/or governmental investigation or proceeding (collectively "action"), commenced or threatened, based upon, arising out of, or related to the Section 26 Conduct;

                      (ii) any and all loss, liability, damage and expense whatsoever arising from or related to the Section 26 Litigation;

                      (iii) any and all loss, liabilities, damage and expense whatsoever arising from or relating to the Insurance Litigation; and

                      (iv) any and all expense whatsoever (including the fees and disbursements of counsel and other professional advisors and experts chosen by Purchaser), reasonably incurred in responding to requests of Seller to assist or cooperate in the Section 26 Litigation and/or the Insurance Litigation and/or any action under
             Section 26(a)(i) above, including costs and expenses of discovery, witness preparation or court testimony.

26.2 Actions against Parties; Notification. Purchaser shall give notice as promptly as reasonably practicable to Seller of any action commenced against it in respect of which indem-nity may be sought under this Section 26, but failure to so notify Seller shall not relieve Seller from any liability hereunder to the extent Seller is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this
             Section 26. Subject to Section 26.3 below, Purchaser may, at its own option, participate in or assume control of the defense of any such action; provided, however, that counsel to the Purchaser shall not (except with the consent of Seller) also be counsel to the Seller. Seller shall indemnify Purchaser for all fees and costs incurred if Purchaser decides to assume control of the defense of any such action.

26.3 Control of Section 26 Litigation. Subject to Section 26.4 below and provided that Seller shall have first agreed in writing to assume responsibility for the action and acknowledged its indemnity obligation hereunder, Seller shall retain control over and continue the defense of the Section 26 Litigation, provided, however, that
             (i) Purchaser shall retain control over all dealings, communications and negotiations with and/or submissions to any regulatory body, including but not limited to the United States Food and Drug Administration and the Canadian Health Protection Bureau; and (ii) Purchaser shall retain control over all dealings, communications and negotiations with and/or submissions to any state department of public health or advisory committees, or to any state formulary, such as the Illinois formulary or equivalent. Seller and the Purchaser shall cooperate and take such measures as may be necessary to preserve the attorney-client and other privileges arising from any Section 26 Litigation.

26.4 Compromise or Settlement. Seller may, without the prior written consent of Purchaser, settle or compromise or consent to the entry of any judgment with respect to the Section 26 Litigation, the Insurance Litigation or any other action commenced against it in respect of which indemnification is sought under this Section 26, if such settlement, compromise or consent (i) includes an unconditional release of Purchaser and its Affiliates and Subsidiaries (including the Companies) from all liability arising out of such action, (ii) includes no express or implied statement as to or any admission of fault, culpability or a failure to act by or on behalf of Purchaser, its Affiliates, or its Subsidiaries, and
             (iii) provides for relief solely in the form of a liquidated monetary payment (which in the case of the Section 26 Litigation shall be paid fully by Seller). Seller may not, without the prior written consent of Purchaser (which may be withheld for any reason), settle or compromise or consent to the entry of any judgment with respect to the Section 26 Litigation or the Insurance Litigation, any other action, which provides for remedies other than the payment of a liquidated monetary sum, including, without limitation, any injunctive or declaratory relief, consent decree, assurance of voluntary compliance and/or any other directive, order or agreement issued by or entered with any other person or governmental authority.

26.5 Access. To the extent that Seller shall direct or control the defense or settlement of the Section 26 Litigation or any other action in respect of which indemnification is sought hereunder, Purchaser will give Seller and its counsel, during normal business hours, access to the relevant business records and other documents relating to the claim, and shall permit them to consult with employees and counsel of Purchaser; provided, however, that any expenses incurred by Purchaser, including reasonable disbursements and fees and disbursements of counsel incurred in connection such access and consultation, shall be at Seller's sole cost and expense and reimbursed by Seller as incurred. In connection with any claim hereunder which has been assumed by Seller, Seller shall keep Purchaser reasonably informed of the status thereof at all stages, including providing to Purchaser copies of all pleadings and other material papers and correspondence in connection with any such claim.

26.6 Insurance Proceeds and Settlement Amounts. If and to the extent that Seller has agreed to prosecute, at its own expense and with its own counsel, the Insurance Litigation, and has performed its obligations under this Section 26, Seller shall be entitled to (i) any proceeds or recovery arising from or out of the Insurance Litigation, and (ii) IN RE SYNTHROID-Registered Trademark-MARKETING LITIGATION Settlement Amounts.

26.7         Certain Definitions. For purposes of this Agreement:

                      (i) "Section 26 Litigation" shall mean (1) , IN RE SYNTHROID-Registered Trademark-MARKETING LITIGATION Lead Case No. 97 C 6017, MDL No. 1182, United States District Court for the Northern District of Illinois, including all consumer and/or third party payor opt-out claims and any claims by state Attorneys General, and any and all appeals therefrom; (2) Uwimana v. Boots, et al. (Quebec, Canada); Annibale v. Boots, et al. (Ontario, Canada); Tesluk v. Boots, et al. (Ontario, Canada); Malc-Barmherzig v. Boots, et al. (Ontario, Canada); and Aruliah v. Boots, et al. (British Columbia, Canada) (collectively "Canadian Litigation") and such other actions as are described in the Stipulation of Settlement and Compromise for MDL No. 1182 Master File Number 97 C 6017, and any and all appeals from the Canadian Litigation; and (3) IN RE BRAND NAME PRESCRIPTION DRUGS ANTITRUST LITIGATION, Lead Case No. 94 C 987, MDL No. 997, United States District Court for the Northern District of Illinois, and any and all appeals therefrom

                      (ii) "Section 26 Conduct" shall mean the conduct alleged, or conduct substantially similar to that alleged, in the
             Section 26 Litigation;

                      (iii) "Insurance Litigation" shall mean Knoll Pharmaceutical Co. v. Automobile Insurance Co. of Hartford, et al., Case No. 00 C 6733, pending in the United States District Court for the Northern District of Illinois, Eastern Division, involving defendants Automobile Insurance Co. of Hartford ("Automobile"), National Union Fire Insurance Co. of Pittsburgh, PA ("National Union"), and Royal Insurance Co. of America ("Royal"), or any insurance policy disputed in Case No. 00 C 6733, including but not limited to (i) Automobile issued to Boots Pharmaceuticals, Inc. ("Boots") commercial general liability policy no. 048 ACM 5269323; (ii) Automobile issued to Boots commercial general liability policy no. 048 ACM 5602370; (iii) Automobile issued to Boots commercial general liability policy no. 048 ACM 5604447; (iv) Royal issued to Boots commercial general liability policy no. PST 13 45 30; (v) National Union issued to Boots commercial general liability policy no. GL 381-00-97; (vi) National Union issued to Boots commercial general liability policy no. GL 381-10-54; and

                      (iv) "IN RE SYNTHROID-Registered Trademark-MARKETING LITIGATION Settlement Amounts" shall mean alL settlement amounts and funds described in Judge Bucklo's August 4, 2000, Memorandum Order and Opinion, in MDL 1182, including but not limited to the consumer class fund, the third party payor class fund, and funds relating to plaintiff's payment of amounts to states' attorneys general and in cy pres remedies to the pharmacy industry

                                   SECTION 27
                              NON-COMPETE COVENANT

27.1 For a period of *** effective from the Closing, or with respect to the restrictions contained in clause (b) in countries other than EU member countries the later of *** following the Closing, neither Seller nor any of its Affiliates shall, anywhere in the world, directly or indirectly (a) engage in the Pharmaceutical Field, (b) agree to develop, import, register, manufacture, distribute, supply or sell any BASF Pharmaceutical Products or any Active Ingredient used in any BASF Pharmaceutical Product for any third party, (c) otherwise assist any third party to compete with Purchaser, in the BASF Pharmaceutical Business or otherwise with respect to business or activities related to Exclusive Active Ingredients, or (d) acquire a participation in a company or other entity that competes in the BASF Pharmaceutical Field, or business or activities related to Exclusive Active Ingredients, except ownership of a less than *** equity interest in a publicly traded company solely for investment purposes. For a period of *** from the Closing, neither Seller nor its Affiliates shall directly or indirectly solicit any employees of the Companies to terminate his or her employment with any of the Companies or Purchaser.

27.2 However, the preceding paragraph shall not prevent Seller from (I) activities in the BASF Pharmachemical Field and (II) taking over by purchase of shares or assets or by way of a merger another business even if such business includes activities competing with Purchaser in the BASF Pharmaceutical Field, provided that (a) the gross sales with respect to competitive activity of such business in the year preceding the acquisition constitute less than *** of the total gross sales of such business, and (b) Seller, within 90 days from the completion of such acquisition, offers to Purchaser the right to purchase the activities taken over and which are competing with Purchaser or the Companies specifying the price (which shall be fair market value) and other reasonable terms and conditions of such offer (the "Seller Terms"). If Purchaser has not accepted the offer on Seller Terms or if Purchaser and Seller have not agreed to different terms, in each case within 90 days from the receipt of the offer, Seller shall use its best efforts to divest (by sale or IPO or otherwise) the activities in question within a period of *** from the date on which Seller had offered them for purchase to the Purchaser at a price equal to, or higher than, the price and at terms not more favorable to an acquiror than the ones previously offered to Purchaser. Seller may only sell the activities in question at a price lower than the price contained in the previous offer to Purchaser if Seller has again offered the activities in question to Purchaser at such lower price and Purchaser has not accepted such offer within 15 working days from receipt of the offer.

                                   SECTION 28
                               USE OF TRADE NAMES

28.1 Seller (a) may change the corporate names of the Companies insofar as this is necessary in order to eliminate from such corporate names references to "BASF" and shall use its best efforts to give Purchaser an opportunity to make proposals for the new corporate name to be chosen in connection with the elimination of such references, and (b) shall change the corporate names of all Affiliates of Seller (other than the Companies) to eliminate from such corporate names references to "Knoll." Seller shall use its best efforts to complete such changes prior to the Closing or as soon as possible thereafter. Purchaser shall assist Seller in making or completing the changes after the Closing to the extent they not have been completed by the time of the Closing.

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

28.2 As soon as commercially possible upon the consummation of the Closing but in no event longer than the later to occur of (x) 12 months after the Closing, or (y) Purchaser's exhaustion and depletion of all inventories and stores of materials described below, Purchaser agrees to cause all of the Companies to cease making use of the trade names and product or service marks of Seller or any of its Affiliates containing "BASF" and to remove any reference to any such names or marks from all products, products promotions or advertising materials, business cards or any other items. Seller hereby grants Purchaser a non exclusive, worldwide, royalty free license to use such names for the period described in this Section 28.2.

28.3 As soon as commercially possible upon the consummation of the Closing but in no event longer than the later of (x) 12 months after the Closing, or (y) Seller's exhaustion and depletion of all inventories and stores of materials described below, Seller will and will cause its Affiliates, including, without limitation, Knoll AG, to cease making use of the trade names, trademarks and product or service marks of the BASF Pharmaceutical Business or any of the Companies, including "Knoll" and to remove any reference to any such names or marks from all products, product promotions or advertising materials, business cards or any other items. Purchaser hereby grants Seller a non-exclusive, worldwide, royalty free license to use such names for the period described in this Section 28.3.

                                   SECTION 29
                 INDEMNITY AGAINST LIABILITIES OF KNOLL BUSINESS

29.1 Purchaser shall indemnify Seller and its Affiliates against any responsibility under Section 133 Conversion Act (Umwandlungsgesetz) for liabilities exclusively relating to the Knoll Business, other than liabilities against which Purchaser is indemnified by Seller pursuant to this Agreement, including Section 15 hereof. Seller shall indemnify Purchaser and its Affiliates against any responsibility under Section 133 Conversion Act (Umwandlungsgesetz) for all liabilities of Knoll AG except for those exclusively relating to the Knoll Business.

29.2 Seller shall ensure that no creditor of Knoll AG will request from the Partnership a security interest pursuant to Sections 133, 125 and 22 Conversion Act.

29.3 Seller shall ensure that only those current employees of Knoll AG and Knoll Deutschland GmbH who work exclusively or mainly for the Knoll Business (the "Knoll Business Employees") will be transferred to the Partnership, and should any employee of the Seller Group or Knoll AG other than the Knoll Business Employees, be transferred to the Partnership by operation of law or as a result of an act or omission of a member of the Seller Group, Seller shall indemnify and hold the Partnership, Purchaser and its Affiliates harmless from any obligations or liabilities relating to such employees, including such employees' remuneration or severance claims.

29.4 Seller shall ensure that, at the Closing, the Partnership will, whether as a result of the Demerger or otherwise, not be liable for any Pension Liabilities other than those of the Knoll Business Employees.

                                   SECTION 30
                      MAINTENANCE OF PARTNERSHIP STRUCTURE

30.1 Purchaser shall be obligated to continue the operation of the Partnership substantially as conducted as of the Closing Date by the Partnership in the Federal Republic of Germany in the legal form of the Partnership ***.

30.2 It is understood that the provision in Section 30.1 above does not prevent the Purchaser from (a) transferring any activities, personnel or assets of the Knoll Business or the Partnership to locations or entities domiciled outside the Federal Republic of Germany, or (b) transferring personnel of the Knoll Business or the Partnership to other locations within the Federal Republic of Germany.

30.3 If the laws in the Federal Republic of Germany concerning the Tax treatment of a partnership are changed in a way that maintenance of the legal form would have a Material Adverse Effect on the Partnership, Purchaser shall have the right to change the legal form of the Partnership as far as necessary to avoid that effect subject to prior written approval by Seller which approval shall not be unreasonably withheld.

30.4 In case of a sale of the Partnership or its business operation, Purchaser shall impose the obligations under this Section 30 on the acquirer.

                                   SECTION 31
                          CONFIDENTIALITY, PUBLICATION

31.1 The Parties hereto shall keep the content of this Agreement confidential except for reporting and disclosure requirements under statutory law, including reporting and disclosure requirements under the United States securities laws.

31.2 None of the Parties hereto will issue a press release on the transaction without the prior written consent of the other Party except as may be required by the reporting and disclosure requirements under the United States securities laws.

31.3 From and after the Closing, neither Seller nor any of its Affiliates or representatives shall use or disclose any non-public or proprietary information including any such information included in the Intellectual Property, exclusively relating to the BASF Pharmaceutical Business except to perform their obligations pursuant to this Agreement or the Intercompany Agreements. This
             Section 25.11 shall not apply to any such information that (i) through no fault of Seller becomes generally known in the relevant industry, or (ii) is received after the Closing from a third party free of any limitations on its use or disclosure. Seller may make any legally required disclosure of the such information, but Seller shall use its best efforts to notify Purchaser before making any such disclosure, and at Purchaser's expense to limit the amount of such information so disclosed and to protect its confidentiality to the extent reasonably practicable. Upon request by Purchaser, Seller shall permit Purchaser to have access to, with an opportunity to make copies of, such information and to deliver all of such information to Purchaser.

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

                                       IX.
                       MERGER CONTROL, RIGHT OF WITHDRAWAL

                                   SECTION 32
                                 MERGER CONTROL

32.1 Purchaser will promptly notify the European Commission of the merger provided for in this Agreement pursuant to the Merger Control Regulation.

32.2 Purchaser will promptly file, and Seller will promptly cause any of the Companies legally required to do so to file, for approval of the transaction contemplated by this Agreement in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

32.3 Seller and Purchaser shall promptly make all other filings legally required with any other antitrust authorities or other governmental authorities with respect to the transaction contemplated by this Agreement, including, without limitation, the filings described in
             Section 11.1.1(a).

32.4 No filing by a party hereunder shall be made without first having provided a draft of the notification to the respective other party.

32.5 In the event that meetings with officials of the European Commission, or the US Antitrust Authorities, or of any other antitrust governmental authorities become necessary, representatives of both Seller and Purchaser shall be entitled to attend such meetings. Seller and Purchaser shall, without undue delay (insofar as possible, in advance), exchange all information about their contacts with authorities referred to in the preceding sentence.

32.6 Seller and Purchaser shall, if necessary, provide such additional information, as may be required to respond to a second request for information, and shall take such action as may be reasonably necessary to obtain the approvals required by this Agreement as soon as possible.

                                   SECTION 33
                                   TERMINATION

33.1         This Agreement may be terminated at any time prior to the Closing.

             a)       by mutual written consent of Seller and Purchaser;

             b)       by either the Seller or Purchaser if:

                      (i) the transactions contemplated by this Agreement are prohibited by any of the antitrust authorities mentioned in
             Section 11.1 (a) above; or

                      (ii) the Closing Conditions have not been fulfilled on or
             prior to ***, provided, however, that such party shall not be entitled to the right to terminate which has caused the failure of the Closing Condition by breaching any of its obligations under this Agreement; provided further however that such date shall be extended to *** if by *** the approvals described in Section 11.1(a) shall not have been obtained; or

------------------------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

             c) by Purchaser if prior to the Closing Date there shall have been a breach of any Representation, covenant or agreement on the part of Seller contained in this Agreement, which breach is (x)(i) incapable of being cured by Seller or is not cured within 30 days of notice of such breach and (ii) would cause a failure of a condition specified in Section
                      11.1.2. (a) or (b), or (y) constitutes an intentional and material breach by Seller of any material covenant or agreement of Seller contained in this Agreement that is not cured within 30 days of notice of such breach; or

             d) by Seller if prior to the Closing Date there shall have been a breach of any Representation, covenant or agreement on the part of Purchaser contained in this Agreement, which breach constitutes an intentional and material breach by Purchaser of any material covenant or agreement of Purchaser contained in this Agreement that is not cured within 30 days of notice of such breach.



33.2 Claims for breach of contract, if any, under this Agreement, of either party shall not be affected by a termination. In case of a termination, the parties are obligated to return all documents received from the respective other party, to keep secret all confidential information they have received in connection with the transaction and shall not use any such information for their own purposes. Seller's and Purchaser's legal counsel shall be exempt from the obligation to return such documents to the extent they are part of their files.

                                       X.
                                  MISCELLANEOUS

                                   SECTION 34
                                     NOTICES

All notices, statements and other communications to be given with respect to this Agreement shall be in the English language and sent by registered mail, by facsimile transmission or by messenger to the parties at the following addresses or at such other addresses as shall be specified by the parties:

If to Seller:              BASF Aktiengesellschaft
                           Central Legal Department
                           67056 Ludwigshafen, Germany
                           Telefax: 49.621.60.20410

If to Purchaser:           Abbott Laboratories
                           One Abbott Park Road
                           Abbott Park, Illinois 60053-3500
                           Telephone: 847-937-6100
                           Attn:  General Counsel

                                   SECTION 35
                         ENTIRE AGREEMENT, WRITTEN FORM

35.1 This Agreement (including the attached Exhibits) constitutes the entire agreement and supersedes all other prior agreements and undertakings both written and oral among the parties. In the event of any translation of this Agreement, the English version shall govern.

35.2 In case any provision of the Separate Sale and Transfer Contracts is inconsistent with the provisions of this Agreement, the latter shall prevail and the parties hereto shall treat each other accordingly.

35.3 Any changes in this Agreement including, but not limited to, this clause shall only be valid if made in writing and executed by both Purchaser and Seller or, if necessary, in a stricter form.

                                   SECTION 36
                               ASSIGNMENT, SET-OFF

36.1 Neither Seller nor Purchaser may assign any rights or obligations under this Agreement to any third party without the consent of the respective other party except for Purchaser's right to have any of the Shares and Transferred Patents acquired by a designee.

36.2 Purchaser shall not be entitled to offset any claim it may have against Seller (whether under this Agreement or otherwise) against the claim of Seller for payment of the Aggregate Purchase Price pursuant to Section 8 above unless Purchaser's claim has become final (rechtskraftig) or is undisputed.

                                   SECTION 37
                           GOVERNING LAW, JURISDICTION

37.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, other than
             Section 26 which shall be governed by the law of the State of Illinois, USA without regard to its choice of law rules.

37.2 Except as otherwise expressly stated elsewhere in this Agreement, all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Rules of the German Institute of Arbitration e.V. (DIS) without recourse to the ordinary courts of law, provided that the Chairman of the Arbitral Tribunal shall not be of the same nationality as that of any of the parties to a given dispute. The place of arbitration shall be Frankfurt; the language of the arbitration shall be English.

37.3 All disputes arising out of or in connection with Section 26 shall be referred to and finally resolved by the court having jurisdiction over the Section 26 Litigation or Insurance Litigation to which the dispute relates.

                                   SECTION 38
                                    EXPENSES

38.1 Except as specifically provided otherwise in this Agreement, each party shall bear its own expenses and fees (including attorneys', accountants', consultants' and advisors' fees) in connection with this Agreement or any of the transactions contemplated herein, including any merger control filing and filings with other governmental authorities made by such party.

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                                    Page 56


38.2 Fees and costs triggered by the implementation of this Agreement (other than the Merger and the Demerger), including but not limited to any notarial fees, any transfer or sales Tax (including value added Tax and stamp duties and property transfer Tax according to
             Section 5 para 3 Grunderwerbssteuergesetz), any registration or publication fees shall be borne by Purchaser.

                                   SECTION 39
                                  SEVERABILITY

Should any of the provisions of this Agreement be or become fully or partly invalid or unenforceable, the remainder of the Agreement shall be valid or enforceable. The invalid or unenforceable provision shall be replaced by a provision which shall come as close as possible to the economic purpose of the invalid provision. Any gaps in this Agreement shall be filled by a provision which the parties as prudent businessmen would in good faith have agreed to, had they considered the matter not covered by this Agreement.

TABLE OF CROSS-REFERENCES FOR ADDITIONAL DEFINITIONS

"FINAL BASF TENDER AMOUNT" shall have the meaning as described in
Section 7.4;

"BASF INTERCOMPANY OBLIGATIONS" shall have the meaning described in
Section 19.1;

"CLOSING" shall have the meaning as described in Section 11.1;

"CLOSING DATE" shall have the meaning as described in Section 11.1;

"CLOSING FINANCIAL STATEMENTS" shall have the meaning as described in
Section 10.1;

"CODE" shall have the meaning described in Section 13.11.1(a);

"CONSENTS" shall have the meaning described in Section 13.2;

"DEA" shall have the meaning as described in Section 24.7;

"DEMERGER" shall have the meaning as described in Section 4.2;

"EMPLOYEE BENEFIT PLAN" shall have the meaning described in
Section 13.11.1(b);

"ENVIRONMENTAL LIABILITIES" shall have the meaning described in
Section 13.18.5;

"ENVIRONMENTAL REPORT" shall have the meaning described in Section 13.18.5;

"ERISA" shall have the meaning described in Section 13.11.1(a);

"ERISA AFFILIATE" shall have the meaning described in Section 13.11.1(a);

"GENERAL CLOSING CONDITIONS" shall have the meaning as described in
Section 11.1.1;

"HOKURIKU OVERPAYMENT" shall have the meaning as described in Section 8.3;

"HOKURIKU UNDERPAYMENT" shall have the meaning as described in Section 8.3;

"HOKURIKU TENDER OFFER" shall have the meaning as described in Section 7.4;

"HSR ACT" shall have the meaning as described in Section 11.1.1;

"INDEMNIFIED CLAIM" shall have the meaning as described in Section 20.1;

"INDIVIDUAL CLAIM" shall have the meaning described in Section 15.2(a);

"PROVISIONAL HOKURIKU TENDER AMOUNT" shall have the meaning described in
Section 8.3;

"INSURANCE LITIGATION" shall have the meaning as described in Section 26.7(iii);

"INTELLECTUAL PROPERTY" shall have the meaning as described in Section 13.15.3;

"INTERCOMPANY MANUFACTURING AGREEMENTS" shall have the meaning described in
Section 13.2;

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                                    Page 58


"INTERCOMPANY TRADE ACCOUNTS" shall have the meaning described in Section 19.1'

"INTRACOMPANY TRADE ACCOUNTS" shall have the meaning described in Section 19.1'

"MATERIAL AGREEMENTS" shall have the meaning described in Section 13.21;

"MATERIAL AGREEMENT CONSENT" shall have the meaning described in Section 13.21;

"MERGER" shall have the meaning as described in Section 4.2;

"MERGER/DEMERGER AGREEMENTS" shall have the meaning described in Section 4.2;

"NON-HOKURIKU PURCHASE PRICE" shall have the meaning described in Section 8.3;

"PER SHARE TENDER PRICE" shall have the meaning described in Section 7.4;

"PURCHASER CONDITIONS" shall have the meaning as described in Section 11.1.2;

"PURCHASER GROUP" shall have the meaning described in Section 15.1;

"PURCHASER U.S. DEFINED BENEFIT PLAN" shall have the meaning as described in
Section 22.5.1;

"PURCHASER U.S. DEFINED CONTRIBUTION PLAN" shall have the meaning as described in Section 22.6.;

"REAL PROPERTY" shall have the meaning described in Section 13.13;

"REPORT" shall have the meaning described in Section 13.20(a);

"REPORT PRINCIPLES" shall have the meaning described in Section 13.20(a);

"REPRESENTATIONS" shall have the meaning as described in the introductory paragraph of Section 13;

"SECTION 26 CONDUCT" shall have the meaning as described in Section 26.7(ii);

"SECTION 26 LITIGATION" shall have the meaning as described in Section 26.7(i);

"SELLER'S AUDITORS" shall have the meaning as described in Section 10.1;

"SELLER COMPANY" shall have the meaning described in Section 19.1;

"SELLER U.S. DEFINED BENEFIT PLANS" shall have the meaning as described in
Section 22.5.1;

"SELLER U.S. QUALIFIED DEFINED BENEFIT PLAN" shall have the meaning as described in Section 22.5.1;

"SELLER U.S. DEFINED CONTRIBUTION PLAN" shall have the meaning as described in
Section 22.6;

"SHARED SUBSTANCES" shall have the meaning as described in Section 5.3;

"U.S. FINANCIAL STATEMENTS" shall have the meaning described in Section 10.9;

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                                    Page 59


"U.S. PENSION TRANSFER AMOUNT" shall have the meaning described in
Section 22.5.2;

"U.S. SECURITIES LAWS" shall have the meaning described in Section 10.9.

                 LIST OF EXHIBITS TO THE PURCHASE AGREEMENT




    EXHIBIT NUMBER                 EXHIBIT DESCRIPTION

    Exhibit A                      Description of Generics Business
    Exhibit 1.1                    Description of BASF Pharmaceutical Corporation
    Exhibit 1.2                    Description of BASF Pharmaceutical Corporation subsidiaries
    Exhibit 2                      Description of Other Foreign Subsidiaries
    Exhibit 4.2(b)                 List of Transferred Patents
    Exhibit 5.1                    List of Nottingham site compounds and substances
    Exhibit 5.2                    List of Remaining Patents
    Exhibit 7.4                    Description of Hokuriku Tender Offer
    Exhibit 8.1                    Allocation of Aggregate Purchase Price
    Exhibit 9.1(a)                 Unaudited Proforma Balance Sheet
    Exhibit 9.1(b)                 Reference Net Asset Value account adjustments
    Exhibit 10.1                   Closing Net Asset Value Statement adjustment principles
    Exhibit 13.2(d)                List of third party rights in the Shares
    Exhibit 13.5                   List if conflicts with the Purchase Agreement
    Exhibit 13.7.3                 List of ongoing tax audits with respect to the Companies
    Exhibit 13.8                   Tax rulings with respect to the Companies
    Exhibit 13.10                  List of Intercompany Agreements
    Exhibit 13.11.2                List of certain Employee Benefit Plans
    Exhibit 13.12(a)               List of certain proceedings
    Exhibit 13.14(a)               List of certain patents and patent applications
    Exhibit 13.14(b)               List of certain license contracts
    Exhibit 13.16.1                List of alleged infringement by certain products
    Exhibit 13.16.2                List of alleged infringement by products in development
    Exhibit 13.18.4                List of written notices alleging hazardous material releases
    Exhibit 13.19                  Compliance with laws
    Exhibit 13.20(a)               Report Principles
    Exhibit 13.21                  List of certain agreements
    Exhibit 13.27(a)               List of certain Pharmaceutical Products and Active Ingredients
    Exhibit 13.27(b)               List of certain compounds
    Exhibit 13.27(c)               List of Exclusive and Mutual Active Ingredients
    Exhibit 13.27(d)               List of certain BASF Pharmaceutical Products
    Exhibit 22.5.2                 Actuarial assumptions
    Exhibit 24.3(f)                List of certain employees

These exhibits are omitted as permitted under Item 601(b)(2) of Regulation S-K. Abbott agrees to furnish supplementally a copy of any omitted exhibit to the Purchase Agreement.